    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 25, 1995
                                                      REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          THE WILLIAMS COMPANIES, INC.
             (Exact name of Registrant as specified in its charter)

                     DELAWARE                                          73-0569878
          (State or other jurisdiction of                 (I.R.S. Employer Identification No.)
          incorporation or organization)

                              ONE WILLIAMS CENTER
                             TULSA, OKLAHOMA 74172
                                 (918) 588-2000
         (Address and telephone number of principal executive offices)

                             J. FURMAN LEWIS, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                          THE WILLIAMS COMPANIES, INC.
                              ONE WILLIAMS CENTER
                             TULSA, OKLAHOMA 74172
                                 (918) 588-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With copies to:

               RANDALL H. DOUD, ESQ.                             KEITH L. KEARNEY, ESQ.
       SKADDEN, ARPS, SLATE, MEAGHER & FLOM                       DAVIS POLK & WARDWELL
                 919 THIRD AVENUE                                 450 LEXINGTON AVENUE
             NEW YORK, NEW YORK 10022                           NEW YORK, NEW YORK 10017
                  (212) 735-3000                                     (212) 450-4000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC:  From time to time after the effective date of this Registration
Statement.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G check the following box. / /

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED          PROPOSED
                                                                     MAXIMUM           MAXIMUM
    TITLE OF EACH CLASS OF SECURITIES           AMOUNT TO         OFFERING PRICE      AGGREGATE         AMOUNT OF
            TO BE REGISTERED                  BE REGISTERED          PER UNIT       OFFERING PRICE   REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------
    % Beneficial Unsecured Convertible
  Securities (Debentures)................      $125,000,000            (1)         $142,500,000(2)    $49,137.93(2)
                                            (Principal Amount)
----------------------------------------------------------------------------------------------------------------------
Common Stock (par value $1.00 per share)
  reserved for issuance upon conversion
  of     % Beneficial Unsecured
  Convertible Securities.................   3,875,969 shares(3)         --                --               (4)
----------------------------------------------------------------------------------------------------------------------
Preferred Stock Purchase Rights(5).......   1,937,985 rights(3)         --                --               (4)
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) For each share of The Williams Companies, Inc. $3.50 Series Cumulative Convertible Preferred Stock (the "Preferred Stock") tendered prior to the Expiration Time (as defined herein) the exchanging holder will receive $50 principal amount of Debentures.

(2) Calculated in accordance with Rule 457(f)(2) of the Securities Act of 1933, as amended, based on the aggregate book value of the Preferred Stock.

(3) If as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this registration statement changes, this registration statement shall be deemed to cover the additional securities to be issued in connection with any such transaction.

(4) No separate fee is payable in connection with the registration of the Common Stock and attached Preferred Stock Purchase Rights ("Rights") into which the % Beneficial Unsecured Convertible Securities are convertible, since no additional consideration is payable upon such exchange.

(5) Rights are evidenced by certificates for shares of the Common Stock and automatically trade with the Common Stock. Value attributable to such Rights, if any, is reflected in the market price of the Common Stock.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          THE WILLIAMS COMPANIES, INC.

     Cross Reference Sheet Pursuant to Rule 404(a) of the Securities Act of 1933 and Item 501(b) of Regulation S-K, showing the Location or Heading in the Prospectus Required by Part I of Form S-4.

        FORM S-4 ITEM NUMBER AND CAPTION                    LOCATION IN PROSPECTUS
        --------------------------------                    ----------------------
  1. Forepart of Registration Statement and
     Outside Front Cover Page of Prospectus.....  Outside Front Cover Page of Prospectus;
                                                  Facing Page; Cross Reference Sheet

  2. Inside Front and Outside Back Cover Pages
     of Prospectus..............................  Available Information; Incorporation of
                                                  Certain Documents by Reference; Table of
                                                  Contents

  3. Risk Factors, Ratio of Earnings to Fixed
     Charges and Other Information..............  Prospectus Summary; Risk Factors; Certain
                                                  Legal Considerations; The Exchange Offer;
                                                  Ratio of Earnings to Combined Fixed Charges
                                                  and Preferred Stock Dividend Requirements

  4. Terms of the Transaction...................  Prospectus Summary; Risk Factors; Certain
                                                  Legal Considerations; Comparison of the
                                                  Debentures and the Preferred Stock; The
                                                  Exchange Offer; Description of the
                                                  Debentures; Description of the Preferred
                                                  Stock; Description of the Common Stock;
                                                  Description of the Rights; Certain United
                                                  States Federal Income Tax Consequences

  5. Pro Forma Financial Information............  Capitalization

  6. Material Contacts with the Company Being
     Acquired...................................  *

  7. Additional Information Required for
     Reoffering by Persons and Parties Deemed to
     be Underwriters............................  *

  8. Interests of Named Experts and Counsel.....  Legal Opinions; Experts

  9. Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities................................  *

 10. Information with Respect to S-3
     Registrants................................  Incorporation of Certain Documents by
                                                  Reference; The Company; Capitalization;
                                                  Market and Trading Information; Description
                                                  of the Debentures; Description of the
                                                  Preferred Stock; Description of the Common
                                                  Stock; Description of the Rights

 11. Incorporation of Certain Information by
     Reference..................................  Incorporation of Certain Documents by
                                                  Reference

 12. Information with Respect to S-2 or S-3
     Registrants................................  *

 13. Incorporation of Certain Information by
     Reference..................................  *

        FORM S-4 ITEM NUMBER AND CAPTION                    LOCATION IN PROSPECTUS
        --------------------------------                    ----------------------
 14. Information with Respect to Registrants
     Other Than S-3 or S-2 Registrants..........  *

 15. Information with Respect to S-3 Companies..  *

 16. Information with Respect to S-2 or S-3
     Companies..................................  *

 17. Information with respect to Companies Other
     Than S-2 or S-3 Companies..................  *

 18. Information if Proxies, Consents or
     Authorizations are to be Solicited.........  *

 19. Information if Proxies, Consents or
     Authorizations are not to be Solicited or
     in an Exchange Offer.......................  *

---------------
* Inapplicable or answer is negative.

       Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION, DATED AUGUST 25, 1995
PROSPECTUS
                                  $125,000,000
                          THE WILLIAMS COMPANIES, INC.
                               OFFER TO EXCHANGE
        % BENEFICIAL UNSECURED CONVERTIBLE SECURITIES(SM) ("BUCS(SM)")
      (SUBORDINATED CONVERTIBLE DEFERRABLE INTEREST DEBENTURES, DUE 2025)
                                FOR ANY AND ALL
              $3.50 SERIES CUMULATIVE CONVERTIBLE PREFERRED STOCK
                            ------------------------

               THE EXCHANGE OFFER AND THE WITHDRAWAL RIGHTS WILL
                    EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                   ON                , 1995, UNLESS EXTENDED.
                            ------------------------

The Williams Companies, Inc. (the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and in the accompanying Letter of Transmittal (the "Letter of Transmittal", which together with the Prospectus, constitute the "Exchange Offer"), to exchange up
to $125 million in aggregate principal amount of its     % Beneficial Unsecured
Convertible Securities (the "Debentures") for up to 2,500,000 shares of its $3.50 Series Cumulative Convertible Preferred Stock, par value $1.00 per share (the "Preferred Stock"), which constitute all outstanding shares of the Preferred Stock as of the date of this Prospectus.

The Exchange Offer will be effected on the basis of $50 principal amount of Debentures for each share of Preferred Stock validly tendered and accepted for exchange. The Debentures are offered in minimum denominations of $50 and integral multiples thereof, and the shares of the Preferred Stock have a liquidation preference of $50 per share. As part of the Exchange Offer, holders of shares of the Preferred Stock accepted for exchange in the Exchange Offer will receive cash equal to the accrued and unpaid dividends, if any, on such shares accumulating after August 1, 1995 (the most recent dividend payment date) to, but excluding, the Issuance Date (as herein defined) in lieu of such dividends (such amount, the "Payment in Lieu of Accumulated Dividends"), payable as soon as practicable after the Expiration Time to such holders.

Pursuant to the terms and subject to the conditions of the Exchange Offer, the Company will accept for exchange any and all shares of the Preferred Stock validly tendered and not properly withdrawn prior to 5:00 p.m., New York City
time, on            , 1995 or if the Exchange Offer is extended by the Company, in its sole discretion, the latest time and date to which it is extended (the "Expiration Time"). Tenders of shares of the Preferred Stock pursuant to the Exchange Offer are irrevocable, except that shares of the Preferred Stock tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Time and, unless theretofore accepted for exchange pursuant to the Exchange Offer, may be withdrawn at any time after 40 business days from the date of this Prospectus. The Exchange Offer also may be withdrawn, modified or terminated by the Company at any time and for any reason. For a description of the other terms of the Exchange Offer, see "The Exchange Offer."

See "Prospectus Summary," "Comparison of the Debentures and the Preferred Stock," "Risk Factors," "Certain Legal Considerations" and "The Exchange Offer" for a description of the principal terms of and certain significant considerations relating to the Exchange Offer, the Preferred Stock and the Debentures.

THE COMPANY, ITS BOARD OF DIRECTORS AND ITS EXECUTIVE OFFICERS MAKE NO RECOMMENDATION AS TO WHETHER ANY SHAREHOLDER SHOULD EXCHANGE ANY OR ALL OF SUCH SHAREHOLDER'S SHARES OF THE PREFERRED STOCK PURSUANT TO THE EXCHANGE OFFER. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO EXCHANGE THEIR SHARES OF THE PREFERRED STOCK AND, IF SO, HOW MANY SHARES TO EXCHANGE.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
---------------
BUCS(SM) and Beneficial Unsecured Convertible Securities(SM) are registered service marks of Salomon Brothers Inc
                            ------------------------

                The Dealer Managers for the Exchange Offer are:
SALOMON BROTHERS INC                                         MERRILL LYNCH & CO.
                            ------------------------

               The date of this Prospectus is             , 1995.

     The Debentures will mature on September 30, 2025 and will bear interest at
an annual rate of      % from the first day following the Expiration Time (the
"Issuance Date"). Accrued interest on the Debentures will be payable quarterly in arrears on March 31, June 30, September 30 and December 31, commencing December 31, 1995 (each an "Interest Payment Date"); provided that, so long as an Event of Default (as hereinafter defined) has not occurred and is not continuing with respect to the Debentures, the Company will have the right to extend the interest payment period at any time and from time to time on the Debentures for a period not to exceed 20 consecutive quarterly interest payment periods and, as a consequence, the quarterly interest payments on the Debentures would be deferred (but would continue to accrue with interest thereon compounded quarterly at the rate of interest on the Debentures) during any such extended interest payment period (each a "Deferral Period"). In the event that the Company exercises this right, the Company may not declare or pay dividends on, or redeem, purchase or acquire, any of its Capital Stock (as hereinafter defined) during such Deferral Period. Therefore, the Company believes that the extension of a quarterly interest payment period on the Debentures is unlikely. However, if the Company were to extend a quarterly interest payment period on the Debentures, the market price of the Debentures may be adversely affected. During any such Deferral Period, the Company may continue to extend the interest payment period, provided that the aggregate interest payment period, as extended, must end on an Interest Payment Date and must not exceed 20 consecutive quarterly interest payment periods or extend beyond the maturity of the Debentures or any date on which any Debentures are fixed for redemption. Upon the termination of any Deferral Period and the payment of all amounts then due, the Company may extend the quarterly payment periods anew, subject to the above requirements. See "Description of the Debentures -- Quarterly Payments" and " -- Payment Deferral."

     The Debentures are unsecured obligations of the Company and will be subordinate to all existing and future Senior Indebtedness (as hereinafter defined) of the Company but senior to all Capital Stock of the Company, including the Preferred Stock. On June 30, 1995, approximately $1.6 billion of such Senior Indebtedness was outstanding. In addition, the Debentures will also be effectively subordinate to all existing and future obligations of the Company's subsidiaries. On June 30, 1995, approximately $1.5 billion of indebtedness (excluding trade indebtedness) of the Company's subsidiaries not included in Senior Indebtedness was outstanding. See "Description of the Debentures -- Subordination" and "Capitalization."

     Because the Company is a holding company that conducts business through its subsidiaries, the ability of the Company to pay principal of and interest on the Debentures is, to a large extent, dependent upon the Company's receipt of dividends or other payments from its subsidiaries (as is also the case with respect to dividends on shares of the Preferred Stock).

     Each Debenture is convertible at the option of the holder at any time, unless previously redeemed, into common stock of the Company, par value $1.00 per share (the "Common Stock"), and the attached preferred share purchase rights (the "Rights" and, unless the context otherwise requires, deemed to be included in all references to "Common Stock") at a conversion price of $32.25 (equivalent to approximately 1.5504 shares of Common Stock per $50 principal amount of Debentures). Such conversion price is subject to adjustment in certain events. The Preferred Stock is convertible at the option of the holder thereof at any time into Common Stock at a conversion price of $32.00, and such conversion price is also subject to adjustment in certain events. See "Description of the Debentures -- Conversion" and "Description of the Preferred
Stock -- Convertibility." On August 23, 1995, the last reported sale price of the Common Stock on the New York Stock Exchange (the "NYSE") was $36 1/8 per share.

     The Debentures will be redeemable at the option of the Company, in whole or in part, at any time on or after November 1, 1999, at a redemption price initially equal to 102.8% of the principal amount redeemed and declining ratably to par on November 1, 2003 plus accrued and unpaid interest to the date fixed for redemption. The Preferred Stock is redeemable at the option of the Company beginning on the same date and at the same redemption prices (expressed as a percentage of liquidation preference) as for the Debentures. See "Description of the Debentures -- Optional Redemption" and "Description of the Preferred
Stock -- Redemption."

     For federal income tax purposes, the exchange of the shares of the Preferred Stock for Debentures will be a taxable transaction. In addition, the Debentures will be treated as having been issued with original issue discount. However, if the Company does not elect to extend the interest payment period, the amount of original issue discount accrued during any quarter by a holder of Debentures who acquired such Debentures pursuant to the Exchange Offer will be approximately equal to the cash interest payment received by such holder for that quarter. For a discussion of these and other United States federal income tax considerations relevant to the Exchange Offer, see "Risk Factors -- Tax Consequences of Right to Defer Payment of Interest" and "-- Certain Other United States Federal Income Tax Consequences."

     The Debentures constitute a new issue of debt securities with no established trading market, and there can be no assurance that an active market for the Debentures will develop or be sustained in the future. Although the Preferred Stock has been registered under the Securities Act of 1933, as amended (the "Securities Act"), the shares of the Preferred Stock are not listed on any exchange and there neither has been, nor is, any organized market on which the Preferred Stock could have been or can be traded. To the extent that shares of the Preferred Stock are tendered and accepted in the Exchange Offer, the liquidity of the Preferred Stock may be adversely affected. See "Risk
Factors -- Trading of the Debentures and Preferred Stock."

     Salomon Brothers Inc and Merrill Lynch & Co. (the "Dealer Managers") are acting as Dealer Managers for the Exchange Offer. The Dealer Managers have agreed to use their best efforts to solicit the exchange of the shares of the Preferred Stock pursuant to the Exchange Offer. First Chicago Trust Company of New York (the "Exchange Agent") is acting as Exchange Agent in connection with the Exchange Offer.

     Questions and requests for assistance or requests for additional copies of this Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery should be directed to the Dealer Managers as set forth on the back cover of this Prospectus.
                            ------------------------

     NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING THE SHARES OF THE PREFERRED STOCK PURSUANT TO THE EXCHANGE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE EXCHANGE OFFER, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

     The Company is not aware of any jurisdiction in which the making of the Exchange Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction in which the making of the Exchange Offer would not be in compliance with applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with any such law, the Exchange Offer will not be made to (nor will tenders be accepted from or on behalf of) holders residing in such jurisdictions. In any jurisdiction where the securities, blue sky or other laws require the Exchange Offer to be made by a licensed broker or dealer, the Exchange Offer will be deemed to be made on behalf of the Company by the Dealer Managers or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     Neither the delivery of this Prospectus nor any exchange made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the information set forth herein or in the affairs of the Company since the date hereof.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-4 (the "Registration Statement", which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act. The Company will also file an Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4", which term shall encompass all amendments exhibits, annexes and schedules thereto) with the Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, which will include certain additional information relating to the Exchange Offer. This Prospectus does not contain all the information set forth in the Registration Statement, or which will be set forth in the Schedule 13E-4, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and to which reference is hereby made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith files periodic reports and other information with the Commission. The Registration Statement, as well as such reports and other information filed by the Company with the Commission, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Certain of the securities of the Company, including the Common Stock, are listed on the NYSE and the Pacific Stock Exchange Inc. (the "PSE"). Reports and other information concerning the Company can also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005 and the PSE, 301 Pine Street, San Francisco, California 90014.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Prospectus incorporates by reference documents filed by the Company which are not presented herein or delivered herewith. These documents are available from The Williams Companies, Inc., One Williams Center, Tulsa, Oklahoma 74172, (918) 588-2000, Attention: Corporate Secretary. In order to ensure timely delivery of the documents, any request should be made not later than five business days prior to the Expiration Time.

     The following documents, previously filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1994;

     2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995;

     3. The Company's Current Reports on Form 8-K dated January 11, 1995, January 31, 1995 and May 4, 1995;

     4. The Company's Current Report on Form 8-K/A dated March 29, 1995, excluding item 8 of Transco Energy Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, which 10-K is incorporated by reference in the Form 8-K/A;

     5. The Proxy Statement of the Company dated March 18, 1995; and

     6. The Company's Registration Statement on Form 8-A dated February 6, 1986 and the Company's Registration Statement on Form 8-B dated August 20, 1987.

     Each document filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Exchange Offer pursuant hereto shall be deemed to be incorporated by reference in this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained in this Prospectus, or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Prospectus, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

                               TABLE OF CONTENTS

                                                                                      PAGE
                                                                                      ----
AVAILABLE INFORMATION...............................................................  iii
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.....................................  iv
PROSPECTUS SUMMARY..................................................................  1
COMPARISON OF THE DEBENTURES AND THE PREFERRED STOCK................................  7
RISK FACTORS........................................................................  10
CERTAIN LEGAL CONSIDERATIONS........................................................  12
THE COMPANY.........................................................................  13
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND
  REQUIREMENTS......................................................................  13
CAPITALIZATION......................................................................  14
THE EXCHANGE OFFER..................................................................  15
MARKET AND TRADING INFORMATION......................................................  23
TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES
  OF THE PREFERRED STOCK............................................................  23
DESCRIPTION OF THE DEBENTURES.......................................................  24
DESCRIPTION OF THE PREFERRED STOCK..................................................  33
DESCRIPTION OF THE COMMON STOCK.....................................................  35
DESCRIPTION OF THE RIGHTS...........................................................  36
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES...............................  37
LEGAL OPINIONS......................................................................  40
EXPERTS.............................................................................  40

                               PROSPECTUS SUMMARY

     The following summary does not purport to be complete and is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus or by documents incorporated by reference into this Prospectus. Capitalized terms used herein have the respective meanings ascribed to them elsewhere in this Prospectus.

THE COMPANY

     The Company, through subsidiaries, is engaged in the transportation and sale of natural gas and related activities, natural gas gathering and processing operations, the transportation of petroleum products, the telecommunications business and provides a variety of other products and services to the energy industry and financial institutions. In January of 1995 the Company sold a major portion of its telecommunications assets and in May of 1995 the Company completed the acquisition of Transco Energy Company which, through its subsidiaries, transports natural gas to markets in the eastern half of the United States. The Company's subsidiaries currently own and operate: (i) four interstate natural gas pipeline systems and have a fifty percent interest in a fifth; (ii) a common carrier petroleum products pipeline system; and (iii) natural gas gathering and processing facilities and production properties. The Company also markets natural gas and natural gas liquids. The Company's telecommunications subsidiaries offer data, voice and video-related products and services and customer premises equipment nationwide. The Company also has investments in the equity of certain other companies.

     The Company's principal executive offices are located at One Williams Center, Tulsa, Oklahoma 74172, and its telephone number is (918) 588-2000.

POTENTIAL BENEFITS TO EXCHANGING HOLDERS

     - The annual interest rate on the Debentures will be      % (equivalent to
       $          annually per $50 principal amount of Debentures), as compared with the annual dividend rate of $3.50 per share of the Preferred Stock. See "Comparison of the Debentures and the Preferred Stock."

     - The Debentures will rank senior to the shares of the Preferred Stock as to payment in respect thereof and as to the distribution of assets upon liquidation. However, the Debentures are unsecured obligations of the Company and will be subordinate (as are shares of the Preferred Stock) in right to payment to all existing and future Senior Indebtedness of the Company and effectively subordinated to all obligations of the Company's subsidiaries. See "Risk Factors -- Subordination of Debentures."

     - While dividends on the shares of the Preferred Stock may be deferred indefinitely, the interest payment period on the Debentures can only be extended for a maximum of 20 consecutive quarterly interest payment periods. In addition, during any extension of the interest payment period, interest on the Debentures would accrue with interest thereon compounded quarterly at the rate of interest on the Debentures; while during any deferral of dividends on the shares of the Preferred Stock, dividends accumulate without interest thereon. In each case, however, the Company believes that such deferral or extension is unlikely. See "Risk Factors -- Right of Company to Defer Payment of Interest."

     - The liquidity and trading market for the Preferred Stock could be adversely affected to the extent that shares of the Preferred Stock are tendered and accepted in the Exchange Offer. See "The Exchange
       Offer -- Certain Effects of the Exchange Offer; Plans of the Company after the Exchange Offer" and "Risk Factors -- Trading of the Debentures and Preferred Stock."

POTENTIAL RISKS TO EXCHANGING HOLDERS

     - The interest payment period on the Debentures may be extended for a maximum of 20 consecutive quarterly interest payment periods. While the Company believes that such an extension is unlikely, if the Company were to extend an interest payment period, the market price of the Debentures may be adversely affected.

     - In the event the interest payment period on the Debentures is extended as described above, holders may be required to pay taxes on an accrual basis even though they would not receive the interest payments until a later time. See "Risk Factors -- Tax Consequences of Right to Defer Payment of Interest."

     - While dividends on the shares of the Preferred Stock are eligible for the dividends received deduction for corporate holders, interest on the Debentures will not be eligible for the dividends received deduction for corporate holders. The dividends received deduction is not applicable for individual, non-corporate holders. See "Comparison of the Debentures and the Preferred Stock."

     - For federal income tax purposes, participation in the Exchange Offer will be a taxable event. Depending on each exchanging holder's particular circumstances, participation in the Exchange Offer will be treated as an exchange in which gain or loss is recognized or as a dividend. See "Risk Factors -- Certain Other United States Federal Income Tax Consequences."

     - In the event of any Change in Control (as defined in the Certificate for the Preferred Stock) of the Company, each holder of Preferred Stock has the right, at the holder's option, to require the Company to redeem any or all of such holder's shares of Preferred Stock unless such Change in Control has been duly approved by the Continuing Directors (as defined in the Certificate for the Preferred Stock). There is no comparable provision in the Indenture covering the Debentures. See "Description of the Preferred Stock -- Change of Control."

OTHER CONSIDERATIONS

     - Tendering holders will not be obligated to pay brokerage commissions or fees to the Dealer Managers, the Exchange Agent or the Company or, subject to the instructions in the Letter of Transmittal with respect to special issuance instructions, transfer taxes with respect to the exchange of shares of the Preferred Stock pursuant to the Exchange Offer. Tendering holders whose shares are held by a broker, dealer, bank or trust company may, however, be charged a fee for services rendered in connection with the Exchange Offer. See "The Exchange Offer -- Fees and Expenses; Transfer Taxes."

     - The Preferred Stock was issued by the Company on May 1, 1995 in connection with the Company's acquisition of Transco Energy Company ("Transco") in exchange for Transco's $3.50 series Cumulative Convertible Preferred Stock. Holders who received the Preferred Stock in that exchange recognized gain or loss for federal income tax purposes in connection with such exchange.

THE EXCHANGE OFFER

     Purpose of the Exchange Offer. The Company is making the Exchange Offer because it believes that the Exchange Offer will improve its after-tax cash flow by replacing shares of the Preferred Stock with Debentures. The potential cash flow benefit to the Company arises because interest payable on the Debentures will be deductible by the Company (as it accrues) for federal income tax purposes, while dividends payable on the shares of the Preferred Stock are not deductible. See "The Exchange Offer -- Purpose of the Exchange Offer."

     Terms of the Exchange Offer. Upon the terms and subject to the conditions of the Exchange Offer, the Company is offering to exchange up to $125 million in aggregate principal amount of its Debentures for up to 2,500,000 shares of the Preferred Stock, which constitute all outstanding shares of the Preferred Stock as of the date of this Prospectus. Exchanges will be made on the basis of $50 principal amount of Debentures for each share of the Preferred Stock validly tendered and accepted for exchange. See "The Exchange Offer -- General."

     Pursuant to the terms and subject to the conditions of the Exchange Offer, the Company will accept for exchange any and all shares of the Preferred Stock validly tendered and not properly withdrawn prior to the Expiration Time.

     The Exchange Offer is subject to certain conditions. See "The Exchange Offer -- Expiration; Extension; Termination; Amendment."

     Securities Offered.  The Debentures will mature on September 30, 2025 and
will bear interest at an annual rate of      % from the Issuance Date. Accrued
interest on the Debentures will be payable quarterly in arrears on the Interest Payment Dates (March 31, June 30, September 30 and December 31), commencing December 31, 1995; provided that, so long as an Event of Default has not occurred and is not continuing with respect to the Debentures, the Company will have the right, upon prior notice by public announcement, to extend the interest payment period at any time and from time to time on the Debentures for a period not to exceed 20 consecutive quarterly interest payment periods at any one time and, as a consequence, quarterly interest payments on the Debentures would be deferred (but would continue to accrue with interest thereon compounded quarterly at the rate of interest on the Debentures) during any such Deferral Period. In the event that the Company exercises this right, the Company may not declare or pay dividends on, or redeem, purchase or acquire, any of its Capital Stock during such Deferral Period. All series of preferred stock, common stock and any other equity securities of the Company are referred to herein as "Capital Stock." Therefore, the Company believes that the extension of a quarterly interest payment period on the Debentures is unlikely. However, should the Company determine to exercise such right in the future, the market price of the Debentures may be adversely affected. During any such Deferral Period, the Company may continue to extend the interest payment period, provided that the aggregate interest payment period, as extended, must end on an Interest Payment Date and must not exceed 20 consecutive quarterly interest payment periods or extend beyond the maturity of the Debentures or any date on which any Debentures are fixed for redemption. Upon the termination of any Deferral Period and the payment of all amounts then due, the Company may extend the quarterly interest payment periods anew, subject to the above requirements. See "Description of the Debentures -- Quarterly Payments" and "-- Payment Deferrals."

     The Debentures are unsecured obligations of the Company and will be subordinate to all existing and future Senior Indebtedness of the Company but senior to all Capital Stock of the Company, including the Preferred Stock. On June 30, 1995, approximately $1.6 billion of such Senior Indebtedness was outstanding. The Debentures will also be effectively subordinate to all existing and future obligations of the Company's subsidiaries. On June 30, 1995, approximately $1.5 billion in indebtedness (excluding trade indebtedness) of the Company's subsidiaries not included in Senior Indebtedness was outstanding. See "Description of the Debentures -- Subordination" and "Capitalization."

     Because the Company is a holding company that conducts business through its subsidiaries, the ability of the Company to pay principal of and interest on the Debentures is, to a large extent, dependent upon the Company's receipt of dividends or other payments from its subsidiaries (as is also the case with respect to dividends on shares of the Preferred Stock).

     Each Debenture is convertible at the option of the holder at any time, unless previously redeemed, into Common Stock at a conversion price of $32.25 (equivalent to approximately 1.5504 shares of Common Stock per $50 principal amount of the Debentures). Such conversion price is subject to adjustment in certain events. The Preferred Stock is convertible at the option of the holder thereof at any time into Common Stock at a conversion price of $32.00, and such conversion price is also subject to adjustment in certain events. See "Description of the Debentures -- Conversion" and "Description of the Preferred Stock -- Convertibility." On August 23, 1995, the last reported sale price of Common Stock on the NYSE was $36-1/8 per share.

     The Debentures will be redeemable at the option of the Company, in whole or in part, at any time on or after November 1, 1999, at a redemption price initially equal to 102.8% of the principal amount redeemed and declining ratably to par on November 1, 2003 plus accrued and unpaid interest to the date fixed for redemption. If fewer than all the Debentures are redeemed, the Trustee under the Indenture shall select an appropriate and fair manner pursuant to which the Debentures shall be redeemed. The Preferred Stock is redeemable at the option of the Company beginning on the same date and at the same redemption prices (expressed as a percentage of liquidation preference) as for the Debentures. See "Description of the Debentures -- Optional Redemption" and "Description of the Preferred Stock -- Redemption."

     For federal income tax purposes, the exchange of shares of the Preferred Stock for Debentures will be a taxable transaction. In addition, the Debentures will be treated as having been issued with original issue discount. However, if the Company does not elect to extend the interest payment period, the amount of original issue discount accrued during any quarter by a holder of Debentures who acquired such Debentures pursuant to the Exchange Offer will be approximately equal to the cash interest payment received by such holder for that quarter. For a discussion of these and other federal income tax considerations relevant to the Exchange Offer, see "Risk Factors -- Tax Consequences of Right to Defer Payment of Interest" and "-- Certain Other United States Federal Income Tax Consequences."

     Accrued Dividends. Holders of shares of the Preferred Stock accepted for exchange pursuant to the Exchange Offer will receive cash in the amount of the Payment in Lieu of Accumulated Dividends, if any, which will equal the accrued and unpaid dividends on such shares accumulating after August 1, 1995 (the most recent dividend payment date) to, but excluding, the Issuance Date and which will be paid as promptly as practicable following the Expiration Time. See "The Exchange Offer -- Accrued Dividends."

     Dividends on shares of the Preferred Stock not exchanged in the Exchange Offer will continue to accrue and be payable when, as and if declared in accordance with their terms.

     Expiration; Extension; Amendments; Termination; and Withdrawal Rights. The Expiration Time of the Exchange Offer will be at 5:00 p.m., New York City time
on             , 1995, unless the Company, in its sole discretion, shall have extended the period during which the Exchange Offer is open, in which event the Expiration Time of the Exchange Offer will be at the latest time and date as so extended by the Company. See "The Exchange Offer -- Expiration; Extension; Termination; Amendment." Tenders of shares of the Preferred Stock pursuant to the Exchange Offer are irrevocable, except that shares of the Preferred Stock tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Time and, unless theretofore accepted for exchange pursuant to the Exchange Offer, may also be withdrawn at any time after 40 business days from the date of this Prospectus. See "The Exchange Offer -- Withdrawal Rights."

     The Company expressly reserves the right, in its sole discretion, to (i) extend, amend or modify the terms of the Exchange Offer in any manner and (ii) withdraw or terminate the Exchange Offer and not accept for exchange any Preferred Stock, at any time for any reason. See "The Exchange
Offer -- Expiration; Extension; Termination; Amendment."

     Issuance Date. The Issuance Date will be the first day following the Expiration Time. The Debentures will bear interest from the Issuance Date, and the Payment in Lieu of Accumulated Dividends will be determined for the period of time from the last dividend payment date of the Preferred Stock up to, but excluding, the Issuance Date.

     Procedure for Tendering. For shares of the Preferred Stock to be validly tendered pursuant to the Exchange Offer, (i) the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) properly completed and duly executed in accordance with the instructions contained herein and therein, together with any required signature guarantees, or an Agent's Message (as hereinafter defined) in connection with a book-entry transfer of shares of the Preferred Stock, must be received by the Exchange Agent, at either of its addresses set forth on the back cover page of this Prospectus and either (a) certificates for the shares of the Preferred Stock must be received by the Exchange Agent at either address or (b) such shares of the Preferred Stock must be transferred pursuant to the procedures for book-entry transfer described herein and a confirmation of such book-entry transfer must be received by the Exchange Agent, in each case prior to the Expiration Time, or (ii) the guaranteed delivery procedures described herein must be complied with. See "The Exchange Offer -- General" and "-- Procedure for Tendering Preferred Stock."

     NO LETTERS OF TRANSMITTAL AND NO CERTIFICATES REPRESENTING SHARES OF THE PREFERRED STOCK SHOULD BE SENT TO THE COMPANY OR THE DEALER MANAGERS. SUCH DOCUMENTS SHOULD ONLY BE SENT TO THE EXCHANGE AGENT.

     Special Procedure for Beneficial Owners. Any beneficial owner whose shares of Preferred Stock are held on its behalf by a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such nominee promptly and instruct such nominee to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on its own behalf, such owner must, prior to completing and executing a Letter of Transmittal and delivery of its shares of Preferred Stock, either make appropriate arrangements to register ownership of the Preferred Stock in such owner's name or obtain a properly completed stock power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange Offer -- Procedure for Tendering Preferred Stock."

     Guaranteed Delivery Procedures. If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or shares of the Preferred Stock to reach the Exchange Agent before the Expiration Time or the procedure for book-entry transfer cannot be completed before such time, a tender may be effected in accordance with the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

     Acceptance of Shares and Delivery of Debentures. Subject to the terms and conditions of the Exchange Offer, including the reservation by the Company of the right to withdraw, amend or terminate the Exchange Offer and certain other rights, the Company will accept for exchange shares of the Preferred Stock that are properly tendered in the Exchange Offer and not withdrawn prior to the Expiration Time. Subject to such terms and conditions, the Debentures issued pursuant to the Exchange Offer will be issued as of the Issuance Date and will be delivered as promptly as practicable following the Expiration Time. See "The Exchange Offer -- General," "-- Expiration; Extension; Termination; Amendment."

     Fees and Expenses. The expense of soliciting tenders of shares of the Preferred Stock will be borne by the Company. The Company will pay all transfer taxes, if any, applicable to the exchange of shares of the Preferred Stock pursuant to the Exchange Offer. See "The Exchange Offer -- Fees and Expenses; Transfer Taxes."

     Untendered Shares of the Preferred Stock. Holders of shares of the Preferred Stock who do not tender their shares in the Exchange Offer will continue to hold such shares and will be entitled to all of the rights and preferences, and will be subject to all of the limitations, applicable thereto. As a result of the exchange of shares of the Preferred Stock pursuant to the Exchange Offer, the liquidity of any Preferred Stock which remains outstanding could be adversely affected. See "The Exchange Offer -- Certain Effects of the Exchange Offer; Plans of the Company after the Exchange Offer."

     Exchange Agent. First Chicago Trust Company of New York has been appointed as Exchange Agent in connection with the Exchange Offer. The address and telephone number of the Exchange Agent is set forth on the back cover page of this Prospectus.

     Dealer Managers. Salomon Brothers Inc and Merrill Lynch & Co. have been retained as Dealer Managers to solicit exchanges of shares of the Preferred Stock for Debentures. Questions with respect to the Exchange Offer and requests for assistance or requests for additional copies of this Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery should be directed to the Dealer Managers at the addresses and telephone numbers set forth on the back cover hereof.

     The Dealer Managers currently plan to make a market in the Debentures following the completion of the Exchange Offer. However, there can be no assurance that the Dealer Managers will engage in such activity or that any active market in the Debentures will develop or be maintained.

              COMPARISON OF THE DEBENTURES AND THE PREFERRED STOCK

     The following is a brief summary comparison of certain of the principal terms of the Debentures and the Preferred Stock.

                                     DEBENTURES                       PREFERRED STOCK
                           -------------------------------    -------------------------------
Interest/Dividend Rate...  % annual interest (equivalent      $3.50 annual dividend, payable
                           to $       annually per $50        quarterly out of funds legally
                           principal amount of Debentures)    available therefor on February
                           payable quarterly in arrears on    1, May 1, August 1 and November
                           March 31, June 30, September 30    1 of each year, when, as and if
                           and December 31, of each year,     declared by the Company's Board
                           commencing December 31, 1995,      of Directors (the "Company
                           subject to the Company's right     Board"). The obligation to pay
                           to defer the interest payment      the annual dividend, although
                           period at any time and from        cumulative, could be deferred
                           time to time; provided that the    indefinitely, during which time
                           aggregate interest payment         the amount of dividend due
                           period, as extended, must end      would accrue without interest
                           on an Interest Payment Date and    thereon.
                           must not exceed 20 consecutive
                           quarterly interest payment
                           periods or extend beyond the
                           maturity of the Debentures or
                           any date on which any
                           Debentures are fixed for
                           redemption as described herein.
                           At the end of each Deferral
                           Period, the Company shall pay
                           all interest then accrued and
                           unpaid (compounded quarterly at
                           the rate of interest on the
                           Debentures). During any
                           Deferral Period the Company may
                           not declare or pay any dividend
                           on, or redeem, purchase or
                           acquire, any of its Capital
                           Stock. Therefore, the Company
                           believes that the extension of
                           a quarterly interest payment
                           period on the Debentures is
                           unlikely.

Maturity.................  September 30, 2025                 Not applicable. There is no
                                                              mandatory redemption or sinking
                                                              fund for the Preferred Stock.

                                     DEBENTURES                       PREFERRED STOCK
                                     ----------                       ---------------
Conversion...............  Convertible at the option of       Convertible at the option of
                           the holder at any time, unless     the holder at any time, unless
                           previously redeemed, into          previously redeemed, into
                           Common Stock at a price of         Common Stock at a price of
                           $32.25 (equivalent to              $32.00 (equivalent to 1.5625
                           approximately 1.5504 shares of     shares of Common Stock per
                           Common Stock per $50 principal     share of Preferred Stock). Such
                           amount of Debentures). Such a      a conversion would not be
                           conversion would not be taxable    taxable for federal income tax
                           for federal income tax             purposes.
                           purposes.

Optional Redemption......  Redeemable at the option of the    Redeemable at the option of the
                           Company at any time on or after    Company at any time on or after
                           November 1, 1999, in whole or      November 1, 1999, in whole or
                           in part, at a redemption price     in part, at a redemption price
                           initially equal to 102.8% of       initially equal to $51.40 per
                           the principal amount redeemed      share of Preferred Stock (which
                           and declining ratably to par on    is equivalent to 102.8% of the
                           November 1, 2003 plus accrued      liquidation preference of each
                           and unpaid interest to the date    share of Preferred Stock) and
                           fixed for redemption.              declining ratably to $50.00 per
                                                              share of Preferred Stock on
                                                              November 1, 2003 plus accrued
                                                              and accumulated but unpaid
                                                              dividends to the date fixed for
                                                              redemption.

Subordination............  Unsecured obligations of the       Subordinate to claims of
                           Company and subordinated to all    creditors, including holders of
                           existing and future Senior         the Company's outstanding debt
                           Indebtedness of the Company,       securities, but senior to the
                           but senior to all Capital Stock    Company's Common Stock.
                           of the Company, including the      Effectively subordinated to all
                           Preferred Stock. Effectively       obligations of the Company's
                           subordinated to all obligations    subsidiaries.
                           of the Company's subsidiaries.

Voting Rights............  None.                              Non-voting, except that if
                                                              dividends are in arrears on any
                                                              series of the Company's
                                                              preferred stock for six
                                                              quarters, the holders of all
                                                              series of the Company's
                                                              preferred stock, voting
                                                              separately as a class, are
                                                              entitled to elect two
                                                              additional members of the
                                                              Company Board.

                                     DEBENTURES                       PREFERRED STOCK
                                     ----------                       ---------------
Dividends Received
  Deduction..............  Interest on the Debentures will    Dividends on the Preferred
                           not be eligible for the            Stock generally are eligible
                           dividends received deduction       for the dividends received
                           for corporate holders. The         deduction for corporate
                           dividends received deduction is    holders. The dividends received
                           not applicable for individual,     deduction is not applicable for
                           non-corporate holders.             individual, noncorporate
                                                              holders.

Original Issue
  Discount...............  The Debentures will be treated     The shares of the Preferred
                           as having been issued with         Stock were not issued with
                           original issue discount.           original issue discount.
                           However, if the Company does
                           not elect to extend the
                           interest payment period, the
                           amount of original issue
                           discount accrued during any
                           quarter by a holder of
                           Debentures who acquired such
                           Debentures pursuant to the
                           Exchange Offer will be
                           approximately equal to the cash
                           interest payment received by
                           such holder for that quarter.

Change of Control........  There is no provision in the       In the event of any Change in
                           Indenture which would require      Control (as defined in the
                           the Company, at the option of a    Certificate for the Preferred
                           holder of Debentures, to redeem    Stock) of the Company, each
                           any or all of such holder's        holder of Preferred Stock has
                           Debentures in the event of a       the right, at the holder's
                           "change in control."               option, to require the Company
                                                              to redeem any or all of such
                                                              holder's shares of Preferred
                                                              Stock unless such Change in
                                                              Control has been duly approved
                                                              by the Continuing Directors (as
                                                              defined in the Certificate for
                                                              the Preferred Stock).

                                  RISK FACTORS

     Prospective exchanging shareholders should carefully consider, in addition to the other information set forth elsewhere in this Prospectus, the following certain considerations:

RIGHT OF COMPANY TO DEFER PAYMENT OF INTEREST

     So long as no Event of Default with respect to the Debentures has occurred and is continuing, the Company shall have the right, upon prior notice, to extend the interest payment period at any time and from time to time on the Debentures for a period not to exceed 20 consecutive quarterly interest payment periods. However, the interest payment period may not be extended beyond the date set for maturity of the Debentures or any date on which any Debentures are fixed for redemption. No interest shall be due and payable during a Deferral Period, but on the Interest Payment Date occurring at the end of each Deferral Period the Company shall pay to the holders of record on the record date for such Interest Payment Date (regardless of who the holders of record may have been on other dates during the Deferral Period) all accrued and unpaid interest on the Debentures, together with interest thereon compounded quarterly at the rate of interest on the Debentures. In the event that the Company exercises its right to extend, the Company may not declare or pay dividends on, or redeem, purchase or acquire, any shares of its Capital Stock until deferred interest on the Debentures is paid in full. Therefore, the Company believes that the extension of a quarterly interest payment period on the Debentures is unlikely.

     Upon the termination of any Deferral Period and the payment of all interest then due, the Company may commence a new Deferral Period. Consequently, there could be multiple Deferral Periods of varying lengths throughout the term of the Debentures. In addition, a holder that disposes of its Debentures prior to the record date for payment of interest at the end of a Deferral Period will not receive cash from the Company related to such interest because such interest will be paid to the holder of record on such record date, regardless of who the holders of record may have been on other dates during the Deferral Period. The extent to which such a holder will receive a return on the Debentures for the period it held such Debentures will depend on, among other things, the market for the Debentures at the time of such disposition. See "Description of the Debentures -- Payment Deferral."

     Dividends on the shares of Preferred Stock may be deferred indefinitely; however, during such a deferral, the Company may not declare or pay dividends on its Common Stock. Therefore, the Company believes that a deferral of dividends on the shares of the Preferred Stock is unlikely. In addition, during any such deferral of dividends, dividends accumulate without interest thereon.

     The Company has no current intention of exercising its right to extend an interest payment period or to defer dividends on shares of the Preferred Stock.

TAX CONSEQUENCES OF RIGHT TO DEFER PAYMENT OF INTEREST

     For United States federal income tax purposes, the Debentures will be treated as having original issue discount. However, if the Company does not elect to extend the interest payment period, the amount of original issue discount accrued during any quarter by a holder of Debentures who acquired such Debentures pursuant to the Exchange Offer will be approximately equal to the cash interest payment received by such holder for that quarter. In the event a Deferral Period does occur, holders of the Debentures would continue, under the original issue discount rules, to accrue income on the Debentures for federal income tax purposes. As a result, a holder ordinarily would include such amounts in gross income in advance of the receipt of cash. See "Certain United States Federal Income Tax Consequences -- Original Issue Discount."

POTENTIAL MARKET VOLATILITY DURING DEFERRAL PERIOD

     As described above, the Company has the right to extend an interest payment period from time to time for a period not exceeding 20 consecutive quarterly interest payment periods. In the event the Company determines to extend an interest payment period, or in the event the Company thereafter extends a Deferral Period, the market price of the Debentures may be adversely affected. A holder that disposes of its Debentures during a Deferral Period will not receive the deferred interest relating to such period because such amounts will be paid to the holders of record on the record date for the payment made at the end of the Deferral Period. In addition, as a result of such rights, the market price of the Debentures may be more volatile than other debt instruments that do not have such rights.

SUBORDINATION OF DEBENTURES

     The Debentures are unsecured obligations of the Company and will be subordinate (as are shares of the Preferred Stock) to all existing and future Senior Indebtedness of the Company. The Debentures will be senior to all Capital Stock of the Company, including the Preferred Stock. On June 30, 1995, approximately $1.6 billion of such Senior Indebtedness was outstanding. In addition, the Debentures will be equal in rank to all indebtedness issued under a certain Subordinated Indenture, dated as of July 25, 1995, between the Company and Chemical Bank, as trustee. The Company currently has outstanding an exchange offer for its $2.21 Series Cumulative Preferred Stock pursuant to which up to $91 million of indebtedness could be incurred under such Subordinated Indenture.

     With respect to the Debentures, the Indenture (as hereinafter defined) does not limit the Company's ability to incur additional indebtedness, including indebtedness that would rank senior to the Debentures. The Indenture also does not contain any cross-defaults to any other indebtedness of the Company, and therefore, a default with respect to, or the acceleration of, any such indebtedness will not constitute an "Event of Default" with respect to the Debentures. An "Event of Default" with respect to the Debentures would constitute an "Event of Default" under certain outstanding debt agreements of the Company (a deferral of the interest payment during a Deferral Period will not constitute an Event of Default).

     Because the Company is a holding company that conducts business through its subsidiaries, the Debentures are effectively subordinated to all existing and future liabilities of the Company's subsidiaries (as is the Preferred Stock). Any right of the Company to participate in any distribution of the assets of any of the Company's subsidiaries upon the liquidation, reorganization or insolvency of such subsidiary (and the consequent right of the holders of the Debentures to participate in those assets) will be subject to the claims of the creditors (including trade creditors), except to the extent that claims of the Company itself as a creditor of such subsidiary may be recognized, in which case the claims of the Company would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company. Moreover, because the Company is a holding company, the Company's cash flow and consequent ability to meet its debt obligations are primarily dependent upon the earnings of its subsidiaries, and on dividends and other payments therefrom. The Company's subsidiaries are not obligated or required to pay any amounts due pursuant to the Debentures or to make funds available therefor in the form of dividends or advances to the Company. Debt instruments of certain subsidiaries of the Company limit the amount of dividend payments to the Company which may adversely affect the funds available to pay interest on the Debentures. On June 30, 1995, approximately $1.5 billion of indebtedness (excluding trade indebtedness) of the Company's subsidiaries not included in the amount of Senior Indebtedness set forth above was outstanding. See "Description of the Debentures" and "Capitalization."

TRADING OF DEBENTURES AND PREFERRED STOCK

     Although the Preferred Stock has been registered under the Securities Act, there neither has been, nor is, any organized market on which the Preferred Stock could have been or can be traded. The exchange of shares of the Preferred Stock pursuant to the Exchange Offer will reduce the number of shares of the Preferred Stock outstanding and the number of holders of such shares, and, depending on the number of shares exchanged, could adversely affect the liquidity and value of shares remaining outstanding after the Exchange Offer.

     There can be no assurance that an active market for the Debentures will develop or be sustained in the future. Although the Dealer Managers have indicated to the Company that they intend to make a market in the Debentures as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of the Debentures.

CERTAIN OTHER UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     For United States federal income tax purposes, the exchange of the shares of the Preferred Stock for Debentures will be a taxable transaction. Depending on each exchanging holder's particular circumstances, such holder will recognize either (i) gain or loss in an amount equal to the difference between (a) the sum of the fair market value on the Issuance Date of the Debentures received in the exchange and the Payment in Lieu of Accumulated Dividends and (b) the holder's tax basis in the Preferred Stock exchanged or (ii) dividend income in an amount equal to the sum of the fair market value on the Issuance Date of the Debentures received in the exchange and the Payment in Lieu of Accumulated Dividends. In either case, corporate holders are unlikely to benefit from a dividends received deduction in respect of the exchange.

     In addition, while dividends on the shares of the Preferred Stock are eligible for the dividends received deduction for corporate holders, interest on the Debentures will not be eligible for the dividends received deduction for corporate holders. The dividends received deduction is not applicable for individual, non-corporate holders.

     For a discussion of these and other federal income tax considerations relevant to the Exchange Offer, see "Certain United States Federal Income Tax Consequences."

                          CERTAIN LEGAL CONSIDERATIONS

REGULATORY AND FOREIGN APPROVALS

     The Company is not aware of any license or regulatory permit that appears to be material to its business that might be adversely affected by its exchange of shares of the Preferred Stock for Debentures as contemplated in the Exchange Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the Company's exchange for or ownership of shares of the Preferred Stock pursuant to the Exchange Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for exchange of, or exchange for, shares of the Preferred Stock tendered pursuant to the Exchange Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company intends to make all required filings under the Exchange Act.

SHAREHOLDER VOTE

     There is no shareholder vote required in connection with the Exchange
Offer.

NO APPRAISAL RIGHTS

     No appraisal rights are available to holders of shares of the Preferred Stock in connection with the Exchange Offer.

                                  THE COMPANY

     The Company, through subsidiaries, is engaged in the transportation and sale of natural gas and related activities, natural gas gathering and processing operations, the transportation of petroleum products, the telecommunications business and provides a variety of other products and services to the energy industry and financial institutions. In January of 1995 the Company sold a major portion of its telecommunications assets and in May of 1995 the Company completed the acquisition of Transco which, through its subsidiaries, transports natural gas to markets in the eastern half of the United States. The Company's subsidiaries currently own and operate: (i) four interstate natural gas pipeline systems and have a fifty percent interest in a fifth; (ii) a common carrier petroleum products pipeline system; and (iii) natural gas gathering and processing facilities and production properties. The Company also markets natural gas and natural gas liquids. The Company's telecommunications subsidiaries offer data, voice and video-related products and services and customer premises equipment nationwide. The Company also has investments in the equity of certain other companies.

                RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                     PREFERRED STOCK DIVIDEND REQUIREMENTS

     The Company's consolidated ratios of earnings to combined fixed charges and preferred stock dividend requirements* were as follows for the respective periods indicated. The "As Adjusted" column below assumes the exchange of 3,630,100 shares of the Company's $2.21 Series Cumulative Preferred Stock for $91 million of subordinated debentures pursuant to a pending exchange offer and the exchange of 2,500,000 shares of Preferred Stock for $125 million of
Debentures:

    SIX MONTHS ENDING
      JUNE 30, 1995                                   YEAR ENDED DECEMBER 31,
--------------------------       ----------------------------------------------------------------
HISTORICAL     AS ADJUSTED       1994           1993           1992           1991           1990
----------     -----------       ----           ----           ----           ----           ----
   2.17           2.16           2.15           2.30           1.59           1.43           1.15

---------------
* For the purpose of this ratio (i) earnings consist of income from continuing operations before fixed charges, minority interest expense and income taxes for the Company, its majority-owned subsidiaries and its proportionate share of 50 percent-owned companies, less undistributed earnings of less than 50 percent-owned companies; and (ii) fixed charges consist of interest and debt expense on all indebtedness (without reduction for interest capitalized), that portion of rental payments on operating leases estimated to represent an interest factor, plus the pretax effect of preferred stock dividends of the Company and its subsidiaries.

                                 CAPITALIZATION

     The following table sets forth the consolidated debt and stockholders' equity of the Company at June 30, 1995 and as adjusted to give effect to the issuance of Debentures in exchange for shares of Preferred Stock. The "As Adjusted" column below also assumes the exchange of 3,630,100 shares of the Company's $2.21 Series Cumulative Preferred Stock for $91 million of subordinated debentures pursuant to a pending exchange offer and the exchange of 2,500,000 shares of Preferred Stock for $125 million of Debentures. The Preferred Stock was issued on May 1, 1995, in exchange for Transco's $3.50 series Cumulative Convertible Preferred Stock. The financial data at June 30, 1995 in the following table are derived from the Company's consolidated financial statements included in the Company's Quarterly Report on Form 10-Q for the Quarter ended June 30, 1995, which is incorporated herein by reference. See "Incorporation by Reference."

                                                                         JUNE 30, 1995
                                                                   --------------------------
                                                                   HISTORICAL     AS ADJUSTED
                                                                   ----------     -----------
                                                                         (IN MILLIONS)
    Long-term debt due within one year.........................      $  186         $   186
                                                                     ------         -------
    Long-term debt.............................................      $2,842         $ 3,058
    Stockholders' equity:
      Preferred stock..........................................         243              --
      Common stock.............................................         105             105
      Capital in excess of par value...........................       1,029           1,047
      Retained earnings........................................       1,832           1,832
      Unamortized deferred compensation........................          (2)             (2)
                                                                     ------         -------
                                                                      3,207           2,982
    Less treasury stock........................................         (93)            (84)
                                                                     ------         -------
    Total stockholders' equity.................................       3,114           2,898
                                                                     ------         -------
              Total capitalization.............................      $5,956         $ 5,956
                                                                     ======         =======

                               THE EXCHANGE OFFER

GENERAL

     The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, to exchange up to $125,000,000 aggregate principal amount of its Debentures for up to 2,500,000 shares of the Preferred Stock, which constitutes all outstanding shares of the Preferred Stock as of the date of this Prospectus. Pursuant to the terms and subject to the conditions of the Exchange Offer, the Company will accept for exchange any and all shares of the Preferred Stock validly tendered and not properly withdrawn prior to the Expiration Time. Holders of shares of the Preferred Stock accepted for exchange will receive, in addition to $50 principal amount of the Debentures for each share of the Preferred Stock, cash equal to the Payment in Lieu of Accumulated Dividends, if any.

PURPOSE OF THE EXCHANGE OFFER

     The Company is making the Exchange Offer because it believes that the Offer will improve its after-tax cash flow by replacing shares of the Preferred Stock with Debentures. The potential cash flow benefit to the Company arises because interest payable on the Debentures will be deductible by the Company (as it accrues) for United States federal income tax purposes while dividends payable on the shares of the Preferred Stock are not deductible. The Company Board has authorized the Exchange Offer by a unanimous vote.

CERTAIN EFFECTS OF THE EXCHANGE OFFER; PLANS OF THE COMPANY AFTER THE EXCHANGE OFFER

     Following the consummation of the Exchange Offer, the business and operations of the Company will be continued by the Company substantially as they are currently being conducted. Except as disclosed in this Prospectus, the Company has no present plans or proposals that would result in (i) the acquisition by any person of any material amount of additional securities of the Company, or the disposition of any material amount of securities of the Company,
(ii) an extraordinary corporate transaction, such as a merger, reorganization, liquidation or sale or transfer of a material amount of assets (other than the sale or transfer of certain non-core assets acquired by the Company through the acquisition of Transco) involving the Company or any of its subsidiaries, (iii) any change in the present Board of Directors or management of the Company, including, but not limited to, a plan or proposal to change the number or term of the directors, to fill any existing vacancy on the Company Board or to change any material term of the employment contract of any executive officer, (iv) any material change in the present dividend rate or policy or indebtedness or capitalization of the Company (except that it is anticipated that subsidiaries of the Company may incur additional obligations to which the Debentures will be effectively subordinated), (v) any other material change in the corporate structure or business of the Company or (vi) any changes in the charter, bylaws or instruments corresponding thereto of the Company or any other actions which may impede the acquisition or control of the Company by any person.

     Following the expiration of the Exchange Offer, the Company may, in its sole discretion, determine to purchase any remaining shares of the Preferred Stock through privately negotiated transactions, open market purchases or another exchange or tender offer or otherwise, on such terms and at such prices as the Company may determine from time to time, the terms of which purchases or offers could differ from those of the Exchange Offer, except that the Company will not make any such purchases of shares of the Preferred Stock until the expiration of ten business days after the termination of the Exchange Offer. Any possible future purchases of shares of the Preferred Stock by the Company will depend on many factors, including the market prices of the shares of Preferred Stock, the business and financial position of the Company, alternative investment opportunities available to the Company, the results of the Exchange Offer and general economic and market conditions.

     Holders of shares of the Preferred Stock who do not tender their shares in the Exchange Offer will continue to hold such shares and will be entitled to all of the rights and preferences, and will be subject to all of the limitations, applicable thereto. See "Description of the Preferred Stock."

     Depending upon the number of shares of the Preferred Stock exchanged pursuant to the Exchange Offer, the liquidity and value of the Preferred Stock could be adversely affected. See "Risk Factors -- Trading of Debentures and Preferred Stock."

     All shares of the Preferred Stock exchanged pursuant to the Exchange Offer will be retired, canceled and thereafter returned to the status of authorized but unissued shares of the Company's preferred stock. The only other preferred stock of the Company currently outstanding is 3,630,100 shares of its $2.21 Series Cumulative Preferred Stock.

     THE COMPANY AND ITS BOARD OF DIRECTORS AND EXECUTIVE OFFICERS MAKE NO RECOMMENDATION AS TO WHETHER ANY SHAREHOLDER SHOULD EXCHANGE ANY OR ALL OF SUCH SHAREHOLDER'S SHARES OF THE PREFERRED STOCK PURSUANT TO THE EXCHANGE OFFER. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO EXCHANGE THEIR SHARES OF THE PREFERRED STOCK AND, IF SO, HOW MANY SHARES TO EXCHANGE.

EXPIRATION; EXTENSION; TERMINATION; AMENDMENT

     The Exchange Offer will expire at the Expiration Time, unless the Company, in its sole discretion, shall have extended the period during which the Exchange Offer is open, in which case the term "Expiration Time" means the latest time and date at which the Exchange Offer, as so extended by the Company, shall expire.

     The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Exchange Offer is open by giving oral or written notice of such extension to the Exchange Agent and making a public announcement thereof. There can be no assurance that the Company will exercise its right to extend the Exchange Offer. During any extension of the Exchange Offer, all shares of the Preferred Stock previously tendered pursuant thereto and not exchanged or withdrawn will remain subject to the Exchange Offer and may be accepted for exchange by the Company at the expiration of the Exchange Offer subject to the right of a tendering holder to withdraw its shares of the Preferred Stock. See "Withdrawal Rights" below.

     The Company expressly reserves the right to terminate the Exchange Offer and not accept for exchange any shares of the Preferred Stock, at any time prior to the Expiration Date for any reason, and promptly return all shares to the tendering holders thereof.

     The Company also expressly reserves the right, subject to applicable law,
(i) to delay acceptance for exchange of any shares of the Preferred Stock to comply in whole or in part with applicable law, by giving oral or written notice of such delay to the Exchange Agent, (ii) to waive any condition to the Exchange Offer and accept all shares of the Preferred Stock previously tendered pursuant thereto, (iii) to amend the Exchange Offer in any respect or (iv) to modify the form or amount of the consideration to be paid pursuant to the Exchange Offer. If the Exchange Offer is so amended, the term "Exchange Offer" shall mean the Exchange Offer as so amended. The reservation by the Company of the right to delay acceptance for exchange of shares of the Preferred Stock is subject to the provisions of Rule 13e-4 and Rule 14e-1(c) under the Exchange Act, which require that the Company pay the consideration offered or return the shares of the Preferred Stock deposited by or on behalf of holders thereof promptly after the termination or withdrawal of the Exchange Offer.

     Any extension, delay, termination or amendment of the Exchange Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Company may choose to make a public announcement of any extension, delay, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Exchange Offer, in which case the Company shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date of the Exchange Offer.

     If the Company shall decide, in its sole discretion, to decrease the number of shares of the Preferred Stock being sought in the Exchange Offer or to increase or decrease the consideration offered to holders of shares of the Preferred Stock to be paid in the Exchange Offer and if, at the time that notice of such increase or decrease is first published, sent or given to holders of shares of the Preferred Stock in the manner specified above, the Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that such notice is first so published, sent or given, the Exchange Offer will be extended until the expiration of such period of ten business days. As used in this paragraph, "business day" has the meaning set forth in Rule 14d-1 (and applicable to Regulation 14E) under the Exchange Act.

     If the Company makes a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or waives any condition of the Exchange Offer that results in a material change to the circumstances of the Exchange Offer, the Company will disseminate additional exchange offer materials to the extent required under the Exchange Act or the rules promulgated thereunder, and will extend the Exchange Offer to the extent required in order to permit holders of the shares of the Preferred Stock adequate time to consider such materials. The minimum period during which the Exchange Offer must remain open following material changes in the terms of the Exchange Offer or information concerning the Exchange Offer, other than a change in price or percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information.

PROCEDURE FOR TENDERING PREFERRED STOCK

     The acceptance by a holder of shares of the Preferred Stock of the Exchange Offer pursuant to one of the procedures set forth below will constitute an agreement between the holder of such shares and the Company in accordance with the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal.

     For shares of the Preferred Stock to be validly tendered pursuant to the Exchange Offer, (i) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message (as hereinafter defined) in connection with a book-entry transfer of shares of the Preferred Stock, and any other required documents, must be received by the Exchange Agent at either of its addresses set forth on the back cover page of this Prospectus and, either (a) the certificates representing tendered shares of the Preferred Stock must be received by the Exchange Agent or (b) such shares of the Preferred Stock must be tendered pursuant to the procedure for book-entry transfer described below and a confirmation of receipt of such tendered shares of the Preferred Stock must be received by the Exchange Agent, in each case prior to the Expiration Time, or
(ii) the tendering holder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF SHARES OF THE PREFERRED STOCK, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER TENDERING SUCH SHARES AND, EXCEPT AS OTHERWISE PROVIDED HEREIN, THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF SENT BY MAIL, IT IS RECOMMENDED THAT THE HOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION TIME TO PERMIT DELIVERY TO THE EXCHANGE AGENT ON OR BEFORE THE EXPIRATION TIME.

     If a holder desires to tender shares of the Preferred Stock pursuant to the Exchange Offer but is unable to locate the certificates representing such shares to be tendered, such holder should contact First Chicago Trust Company of New York, telephone number 201-324-0137, about procedures for obtaining a replacement certificate for shares of the Preferred Stock and arranging for indemnification.

     NO LETTERS OF TRANSMITTAL AND NO CERTIFICATES REPRESENTING PREFERRED STOCK SHOULD BE SENT TO THE COMPANY OR THE DEALER MANAGERS. SUCH DOCUMENTS SHOULD ONLY BE SENT TO THE EXCHANGE AGENT.

     Any beneficial owner whose shares of the Preferred Stock are held on its behalf by a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such nominee promptly and instruct such nominee to tender on such beneficial owner's behalf.

     Book-Entry Transfer. The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the shares of the Preferred Stock at The Depository Trust Company ("DTC") for the purpose of facilitating the Exchange Offer, and, subject to the establishment thereof, any financial institution that is a participant in DTC's system may make book-entry delivery of shares of the Preferred Stock by causing DTC to transfer such shares into the Exchange Agent's account with respect to the shares of the Preferred Stock in accordance with DTC's procedures for such transfer. Although delivery of shares of the Preferred Stock may be effected through book-entry transfer into the Exchange Agent's accounts at DTC pursuant to DTC's Automated Tender Offer Program ("ATOP") procedures, a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and other required documents, must in each case be received by the Exchange Agent at one of its addresses set forth on the back cover page of this Prospectus prior to the Expiration Time, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     The term "Agent's Message" means a message, transmitted by DTC to, and received by, the Exchange Agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the shares of the Preferred Stock which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant.

     Signature Guarantees. All signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution (as defined below), unless the shares of the Preferred Stock which are the subject of such Letter of Transmittal are tendered or executed, respectively, (i) by a registered holder (which term, for the purposes of this paragraph, shall include any participant in DTC whose name appears on a security position listing as the owner of shares of the Preferred Stock) of such shares who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. If shares of the Preferred Stock are registered in the name of a person other than the signer of a Letter of Transmittal or if Debentures and/or certificates for untendered or unexchanged shares of the Preferred Stock are to be issued or returned to a person other than the registered holder, then the shares of the Preferred Stock must be endorsed by the registered holder or be accompanied by a stock power in form satisfactory to the Company duly executed by the registered holder with such signatures guaranteed by an Eligible Institution. If signatures on a Letter of Transmittal are required to be guaranteed, such guarantees must be by a member firm of a registered national securities exchange, a member of the NASD or by a commercial bank or trust company having an office in the United States that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchange Medallion Program (each of the foregoing being referred to as an "Eligible Institution").

     Miscellaneous. Issuance of Debentures in exchange for shares of the Preferred Stock will be made only against deposit of the tendered shares of the Preferred Stock. If less than the total number of shares of the Preferred Stock evidenced by a submitted certificate for shares of the Preferred Stock is tendered, the tendering holder of shares of the Preferred Stock should fill in the number of shares tendered in the appropriate boxes on the Letter of Transmittal. The Exchange Agent will then reissue and return to the tendering holder (unless otherwise requested by the holder under "Special Issuance Instructions" and "Special Delivery Instructions" in the Letter of Transmittal), as promptly as practicable following the Expiration Time, shares of the Preferred Stock equal to the number of such delivered shares of the Preferred Stock not tendered, together with any tendered shares of the Preferred Stock that were not accepted for exchange for any reason. The total number of shares of the Preferred Stock deposited with the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

     All questions as to the form of all documents and the validity (including the time of receipt), eligibility, acceptance and withdrawal of tendered shares of the Preferred Stock will be determined by the Company, in its sole discretion, which determination shall be final and binding. The Company expressly reserves the absolute right to reject any and all tenders not in proper form and to determine whether the acceptance of or exchange by it for such tenders would be unlawful. The Company also reserves the absolute right, subject to applicable law, to waive or amend any of the conditions of the Exchange Offer or to waive any defect or irregularity in the tender of any particular shares of the Preferred Stock. None of the Company, the Exchange Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. No tender of shares of the Preferred Stock will be deemed to have been validly made until all defects and irregularities with respect to such shares have been cured or waived. Any shares of the Preferred Stock received by the Exchange Agent that are not properly tendered and as to which irregularities have not been cured or waived will be returned by the Exchange Agent to the appropriate tendering holder as soon as practicable. The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties.

GUARANTEED DELIVERY PROCEDURES

     If a holder desires to tender shares of the Preferred Stock and the holder's shares are not immediately available or time will not permit the holder's shares of the Preferred Stock, Letter of Transmittal or other required documents to reach the Exchange Agent prior to the Expiration Time or the procedure for book-entry transfer cannot be completed before such time, a tender may be effected if:

          (a) the tender is made by or through an Eligible Institution; and

          (b) prior to the Expiration Time, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) substantially in the form provided by the Company which contains a signature guaranteed by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery (unless such tender is for the account of an Eligible Institution) which sets forth the name and address of the holder of the shares of the Preferred Stock and the number of shares of the Preferred Stock tendered, states that the tender is being made thereby and guarantees that within five business days after the Expiration Time, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of shares of the Preferred Stock, and any other documents required by the Letter of Transmittal, together with the shares of the Preferred Stock will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) all tendered shares of the Preferred Stock (or a confirmation of book-entry transfer of such shares into the Exchange Agent's account at
     DTC) as well as the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of shares of the Preferred Stock, and any other documents required by the Letter of Transmittal, are received by the Exchange Agent within five business days after the Expiration Time.

     A Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mail to the Exchange Agent and must include a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, in all cases Debentures will only be issued in exchange for shares of the Preferred Stock accepted for exchange pursuant to the Exchange Offer after timely receipt by the Exchange Agent of certificates for such shares (or a confirmation of book-entry transfer of such shares into the Exchange Agent's account at DTC as described above), the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents.

LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The party tendering shares of the Preferred Stock for exchange (the "Transferor") exchanges, assigns and transfers such shares of the Preferred Stock to the Company and irrevocably constitutes and appoints the Exchange Agent as the Transferor's agent and attorney-in-fact to cause the shares of the Preferred Stock to be assigned, transferred and exchanged. The Transferor represents and warrants that it has the full power and authority to tender, exchange, assign and transfer the shares of the Preferred Stock and to acquire the Debentures issuable upon the exchange of such tendered shares of the Preferred Stock in accordance with the terms of the Exchange Offer, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the shares of the Preferred Stock free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the exchange, assignment and transfer of shares of the Preferred Stock or transfer ownership of such shares of the Preferred Stock on the account books maintained by DTC. All authority conferred by the Transferor will survive the death, bankruptcy or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

WITHDRAWAL RIGHTS

     Tenders of shares of the Preferred Stock pursuant to the Exchange Offer are irrevocable, except that shares of the Preferred Stock tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Time and, unless theretofore accepted for exchange pursuant to the Exchange Offer, may also be withdrawn at any time after 40 business days from the date of this Prospectus.

     To be effective, a written notice of withdrawal delivered by mail, hand delivery or facsimile transmission must be timely received by the Exchange Agent at the addresses set forth on the back cover hereof. The method of notification is at the risk and election of the holder. Any such notice of withdrawal must specify (i) the holder named in the Letter of Transmittal as having tendered shares of the Preferred Stock to be withdrawn, (ii) if the shares of the Preferred Stock are held in certificated form, the certificate numbers of the shares of the Preferred Stock to be withdrawn, (iii) that such holder is withdrawing its election to have such shares of the Preferred Stock exchanged, and the name of the registered holder of such shares of the Preferred Stock, and such notice of withdrawal must be signed by the holder in the same manner as the original signature on the Letter of Transmittal (including any required signature guarantees) or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the shares of the Preferred Stock being withdrawn.

     The Exchange Agent will return the properly withdrawn shares of the Preferred Stock promptly following receipt of notice of withdrawal. If shares of the Preferred Stock have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of the Preferred Stock and otherwise comply with the DTC's procedures. All questions as to the validity of a notice of withdrawal, including the time of receipt, will be determined by the Company, and such determination will be final and binding on all parties. Withdrawal of tenders of shares of the Preferred Stock may not be rescinded and any shares of the Preferred Stock withdrawn will not thereafter be deemed to be validly tendered for the purposes of the Exchange Offer. Properly withdrawn shares of the Preferred Stock, however, may be retendered by following the procedures therefor described elsewhere herein at any time prior to the Expiration Time. See "Procedure for Tendering Preferred Stock" above.

ACCEPTANCE OF PREFERRED STOCK; DELIVERY OF DEBENTURES

     The acceptance for exchange of shares of the Preferred Stock validly tendered and not properly withdrawn will be made as promptly as practicable after the Expiration Time. The Company expressly reserves the right to terminate the Exchange Offer and not accept for exchange any of the shares of the Preferred Stock at any time prior to the Expiration Time for any reason. In addition, subject to the rules promulgated pursuant to the Exchange Act, the Company expressly reserves the right to delay acceptance of any of the shares of the Preferred Stock for exchange, in order to comply, in whole or in part, with any applicable law. For purposes of the Exchange Offer, the Company will be deemed to have accepted for exchange validly tendered and not properly withdrawn shares of the Preferred Stock if, as and when the Company gives oral or written notice thereof to the Exchange Agent. Subject to the terms and conditions of the Exchange Offer, Debentures issued pursuant to the Exchange Offer will be issued as of the Issuance Date and will be delivered to the Exchange Agent as promptly as practicable following the Expiration Time.

     The Exchange Agent will act as agent for the tendering holders of shares of the Preferred Stock for the purposes of receiving Debentures from the Company. Tendered shares of the Preferred Stock not accepted for exchange by the Company, if any, will be returned without expense to the tendering holder of such shares of the Preferred Stock (or, in the case of shares of the Preferred Stock tendered by book-entry transfer into the Exchange Agent's account at DTC, such shares will be credited to an account maintained at DTC) as promptly as practicable following the Expiration Time.

     If the Company extends the Exchange Offer, or for any reason whatsoever, acceptance for exchange or issuance of Debentures in exchange for any shares of the Preferred Stock tendered pursuant to the Exchange Offer is delayed, or the Company is unable to accept for exchange or exchange shares of the Preferred Stock tendered pursuant to the Exchange Offer, then, without prejudice to the Company's rights set forth herein, the Exchange Agent may nevertheless, on behalf of the Company and subject to rules promulgated pursuant to the Exchange Act, retain tendered shares of the Preferred Stock and such shares may not be withdrawn except to the extent that the tendering holder of such shares of the Preferred Stock is entitled to withdrawal rights as described above.

     No alternative, conditional or contingent tenders will be accepted. All tendering holders, by execution of a Letter of Transmittal, waive any right to receive notice of acceptance of their shares of the Preferred Stock for exchange.

ACCRUED DIVIDENDS

     Holders of shares of the Preferred Stock accepted for exchange in the Exchange Offer will receive cash in the amount of the Payment in Lieu of Accumulated Dividends, if any, payable as promptly as practicable following the Expiration Time to such holders.

     Dividends on shares of the Preferred Stock not exchanged in the Exchange Offer will continue to accrue and be payable when, as and if declared in accordance with the terms of the shares of the Preferred Stock.

DEALER MANAGERS

     Salomon Brothers Inc and Merrill Lynch & Co. are acting as Dealer Managers
for the Exchange Offer under a Dealer Managers Agreement dated           , 1995
(the "Dealer Managers Agreement"). The Company has agreed to pay the Dealer Managers predetermined compensation for their services in connection with the Exchange Offer and to reimburse the Dealer Managers for all of their reasonable out-of-pocket expenses, including the reasonable fees and expenses of their legal counsel.

     The Dealer Managers have agreed to use their best efforts to solicit the exchange of shares of the Preferred Stock pursuant to the Exchange Offer.

     The Company has agreed to indemnify the Dealer Managers against certain liabilities, including certain liabilities under the federal securities laws.

FEES AND EXPENSES; TRANSFER TAXES

     The expenses of soliciting tenders of the shares of the Preferred Stock will be borne by the Company. For compensation to be paid to the Dealer Managers, see "Dealer Managers," above.

     The Company will pay any transfer taxes with respect to transfer and exchange of shares pursuant to the Exchange Offer. If, however, the Debentures due in respect of the shares of the Preferred Stock accepted for exchange are to be issued to, or (in the circumstances permitted hereby) if certificates for shares of the Preferred Stock not tendered or not exchanged and paid for are to be registered in the name of, any person other than the person signing the Letter of Transmittal, the amount of any transfer taxes (whether imposed on the registered holder or such person) payable on account of the transfer to such person will be deducted from the Debentures due in respect of the shares of the Preferred Stock accepted for exchange if satisfactory evidence of the payment of such taxes, or exemption therefrom, is not submitted. The Company will not pay any applicable income taxes or any charges that individual brokerage firms charge their clients for other services rendered in connection with tendering their shares.

     Assuming all outstanding shares of the Preferred Stock are exchanged pursuant to the Exchange Offer, it is estimated that the expenses incurred by the Company in connection with the Exchange Offer will aggregate approximately
$          . The Company will be responsible for paying all such expenses and anticipates that they will be paid from available cash of the Company.

EXCHANGE AGENT

     First Chicago Trust Company of New York will act as exchange agent for the Exchange Offer. All correspondence in connection with the Exchange Offer, the Letter of Transmittal and the Notice of Guaranteed Delivery should be addressed to the Exchange Agent at either of its addresses on the back cover hereof.

     The Exchange Agent is the transfer agent for the Preferred Stock, the Company's $2.21 Series Cumulative Preferred Stock and the Common Stock. A subsidiary of the Exchange Agent's parent corporation is a lender under the Credit Agreement dated as of February 23, 1995 among the Company and certain of its subsidiaries and the banks named therein, provides cash management services to the Company and its subsidiaries and will be trustee under the Indenture covering the Debentures.

     The Company will pay the Exchange Agent its reasonable and customary compensation for its services in connection with the Exchange Offer. In addition, the Company will reimburse the Exchange Agent for its reasonable out-of-pocket expenses, and will indemnify the Exchange Agent against certain liabilities and expenses in connection with its services, including certain liabilities under the federal securities laws. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to beneficial holders of shares of the Preferred Stock, and in handling or forwarding tenders or consents for their customers.

     Directors, officers and regular employees of the Company, none of whom will be specifically compensated for such services, may contact holders of shares of the Preferred Stock by mail, telephone, facsimile transmission, telex, telegraph and personal interviews regarding the Exchange Offer, and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Prospectus (and all related materials) to beneficial owners of shares of the Preferred Stock.

                         MARKET AND TRADING INFORMATION

     Although the Preferred Stock has been registered under the Securities Act, there neither has been, nor is, any organized market on which the Preferred Stock could have been or can be traded. The exchange of shares of the Preferred Stock pursuant to the Exchange Offer will reduce the number of shares of the Preferred Stock outstanding and the number of holders of such shares, and, depending on the number of shares of the Preferred Stock exchanged, could adversely affect the liquidity and value of the remaining outstanding shares of the Preferred Stock. See "The Exchange Offer -- Certain Effects of the Exchange Offer; Plans of the Company after the Exchange Offer."

     The Preferred Stock was issued by the Company on May 1, 1995 in connection with the Company's acquisition of Transco in exchange for Transco's $3.50 series Cumulative Convertible Preferred Stock. Holders who received the Preferred Stock in that exchange recognized gain or loss for federal income tax purposes in connection with such exchange.

     HOLDERS OF SHARES OF THE PREFERRED STOCK ARE URGED TO OBTAIN CURRENT INFORMATION WITH RESPECT TO THE MARKET VALUE AND TRADING, IF ANY, OF SHARES OF THE PREFERRED STOCK.

     The Debentures constitute a new issue of debt securities with no established trading market, and there can be no assurance that an active market for the Debentures will develop or be sustained in the future. The Dealer Managers currently plan to make a market in the Debentures following the completion of the Exchange Offer. However, there can be no assurance that the Dealer Managers will engage in such activity or that any active market in the Debentures will develop or be maintained. Accordingly, no assurance can be given as to the liquidity of the Debentures.

     The Common Stock is listed on the NYSE and the PSE. The following table sets forth for the periods indicated the high and low sales prices of the Common Stock on the NYSE Composite Tape and the amount of cash dividends paid per share.

                                  PRICE RANGE*

                                                                                   CASH
                                                                                 DIVIDENDS
                                                            HIGH       LOW         PAID
                                                            ----       ---       ---------
    1993
    First Quarter.......................................  $24 3/16   $17 15/16     $0.19
    Second Quarter......................................   27 9/16    23 3/8        0.19
    Third Quarter.......................................   31 7/8     26 1/4        0.19
    Fourth Quarter......................................   31 3/16    24 3/8        0.21

    1994
    First Quarter.......................................   27 3/8     22 3/8        0.21
    Second Quarter......................................   30 5/8     22 1/8        0.21
    Third Quarter.......................................   33 3/8     28            0.21
    Fourth Quarter......................................   30 1/2     23 1/4        0.21
    1995
    First Quarter.......................................   30 7/8     24 1/2        0.27
    Second Quarter......................................   35 3/4     30 1/4        0.27
    Third Quarter (through August 23, 1995).............   37 3/8     34 3/8        0.27

---------------
* As adjusted for a two for one stock split and distribution effective November 5, 1993.

                    TRANSACTIONS AND ARRANGEMENTS CONCERNING
                       THE SHARES OF THE PREFERRED STOCK

     The shares of the Preferred Stock were issued by the Company on May 1, 1995 in connection with the Company's acquisition of Transco and were issued in exchange for all of the shares of an outstanding series of Transco's preferred stock which had the same material designations and preferences as the Preferred Stock.

     Based upon the Company's records and upon information provided to the Company by its directors, executive officers and subsidiaries, neither the Company nor any of its subsidiaries nor, to the best of the Company's knowledge, any of the directors or executive officers of the Company or any of its subsidiaries, nor any associates of any of the foregoing, has effected actions in the Preferred Stock since the issuance of the Preferred Stock on May 1, 1995. Since May 1, 1995, and based upon the Company's records and upon information provided to the Company by its directors and executive officers, such directors and executive officers have acquired, in the aggregate, a total of 84,294 shares and 32,000 shares of Common Stock, respectively, through the exercise of stock options and receipt of restricted stock awards. Executive officers of the Company also acquire Common Stock on a monthly basis through participation in the Company's Employee Thrift Plan. Such shares are acquired pursuant to the terms of the Thrift Plan by an independent trustee and such executive officers have no control over the timing or manner of such purchases.

     Except as set forth in this Exchange Offer, neither the Company nor, to the best of the Company's knowledge, any of its affiliates, directors or executive officers or any of the executive officers or directors of its subsidiaries, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Exchange Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer of the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). As of August 1, 1995, neither the Company nor any subsidiary nor, to the Company's knowledge, any of their respective directors or executive officers, owns any of the shares of the Preferred Stock. As of August 1, 1995, and based upon the Company's records and upon information provided to the Company by its directors and executive officers, such directors and executive officers own, in the aggregate, 736,574 shares of Common Stock. Such total does not give effect to shares acquired by executive officers since January 1, 1995, pursuant to the terms of the Thrift Plan. In addition, a subsidiary of the Company owns 1,197,618 shares of Common Stock.

                         DESCRIPTION OF THE DEBENTURES

     The Debentures will constitute a series of notes issued under the
Subordinated Debt Indenture, dated as of           , 1995, (the "Indenture"),
between the Company and First National Bank of Chicago, as trustee (the "Trustee"). The following statements with respect to the Debentures are summaries and are subject to the detailed provisions of the Trust Indenture Act and the Indenture, a copy of the form of which has been filed as an exhibit to the Registration Statement. The following summarizes the material provisions of the Indenture. The summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Debentures and the Indenture, including the definitions therein of certain terms capitalized and not otherwise defined in this Prospectus. Wherever references are made to particular provisions of the Indenture or terms defined therein, such provisions or definitions are incorporated by reference as part of the statements made and such statements are qualified in their entirety by such references.

     The Indenture does not limit debt securities, debentures, notes or other evidences of indebtedness that may be issued by the Company or any of its Subsidiaries. The Indenture defines "Subsidiary" to mean any corporation at least a majority of the outstanding securities of which having ordinary voting power shall be owned by the Company and/or another Subsidiary or Subsidiaries. All of the operating assets of the Company and its Subsidiaries are owned by its Subsidiaries. Therefore, the Company's rights and the rights of its creditors, including holders of Debentures, to participate in the assets of any Subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of the Subsidiary's creditors, except to the extent that the Company may itself be a creditor with recognized claims against the Subsidiary. The ability of the

Company to pay principal of and interest on the Debentures is, to a large extent, dependent upon the receipt by it of dividends or other payments from its Subsidiaries.

     The Indenture provides that additional debt securities may be issued from time to time thereunder in one or more series without limitation as to aggregate principal amount. The Indenture does not contain any covenant or other provision which would afford holders of the Debentures protection in the event of a highly leveraged transaction involving the Company or any Subsidiary.

GENERAL

     The Debentures will constitute a series of unsecured, subordinated debt securities, will be subordinated to Senior Indebtedness of the Company, as described herein, will be limited in aggregate principal amount to the aggregate principal amount of Debentures issued in the Exchange Offer and will mature on September 30, 2025 (the "Stated Maturity"). The annual interest requirement on the Debentures (assuming all shares of the Preferred Stock are exchanged) will
be $       .

QUARTERLY PAYMENTS

     Interest on the Debentures will accrue from the Issuance Date at a rate of % per annum and will be payable quarterly in arrears on March 31, June 30,
September 30 and December 31 of each year commencing December 31, 1995 to the persons in whose names the Debentures are registered on the relevant record dates, which will be March 15, June 15, September 15 and December 15, respectively (each a "Record Date").

     The amount of interest payable for any period will be computed on the basis of twelve 30-day months and a 360-day year and, for any period shorter than a full quarterly interest period, will be computed on the basis of the actual number of days elapsed in such period. In the event that any date on which interest is payable on the Debentures is not a Business Day, then payment of the amount payable on such date will be made on the next succeeding day which is a Business Day (and without interest or other payment in respect of any such delay) with the same force and effect as if made on such date, subject to certain rights of deferral described below. A "Business Day" shall mean any day other than a day on which banking institutions in the State of New York are authorized or obligated pursuant to law or executive order to close.

PAYMENT DEFERRAL

     The Company shall have the right at any time, on one or more occasions, so long as an Event of Default (as hereinafter defined) has not occurred and is not continuing under the Indenture with respect to the Debentures, to extend any interest payment period on the Debentures to a period not to exceed 20 consecutive quarterly periods. As a consequence, the quarterly interest payments on the Debentures would be deferred (but would continue to accrue with interest thereon at the rate of interest on the Debentures) during any such Deferral Period. At the end of each Deferral Period, the Company shall pay all interest then accrued and unpaid (compounded quarterly) to the holders of record of the Debentures on the record date established for such payment. In the event the Company exercises this right, the Company shall not declare or pay any dividend on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its Capital Stock or make any guarantee payments with respect to the foregoing during such Deferral Period. Therefore, the Company believes that the extension of a quarterly interest payment period on the Debentures is unlikely. During any Deferral Period, the Company may continue to extend the interest payment period by extending the Deferral Period; provided that the aggregate Deferral Period, as extended, must end on an Interest Payment Date and must not exceed 20 consecutive quarterly interest payment periods or extend beyond the maturity of the Debentures or any date on which any Debentures are fixed for redemption. The Company shall give the holders of Debentures notice of its election to defer payments or to extend the Deferral Period ten Business Days prior to the earlier of

(i) the next scheduled quarterly payment date and (ii) the date the Company is required to give notice of the record date of such related interest payment to the holders of the Debenture, but in any event not less than two Business Days prior to such record date.

CONVERSION

     Outstanding Debentures will be convertible at the option of the holder thereof at any time after the date of original issuance thereof, unless previously redeemed, into whole shares of Common Stock at a conversion price of $32.25 per share of Common Stock (equivalent to approximately 1.5504 shares of Common Stock per $50 principal amount of Debentures converted), subject to adjustment as described below. No fractional shares of Common Stock shall be issued upon conversion of Debentures. Instead of any fractional share of Common Stock that would otherwise be issuable upon conversion of a Debenture, the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the fraction of the market price per share of Common Stock (as determined or prescribed by the Company Board or a duly authorized committee thereof, whose determination shall be conclusive, but which, so long as the Common Stock is listed on the NYSE, shall equal the price reported on the NYSE) at the close of business on the Trading Day (as defined in the Indenture) immediately preceding the date of conversion. Holders that convert their Debentures will not be entitled to payment of any accrued interest on such Debentures, including interest that accrues during a Deferral Period. Debentures surrendered for conversion during the period after any Record Date and prior to the corresponding Interest Payment Date must be accompanied by payment of an amount equal to the interest payable on such Debentures on such Interest Payment Date. Debentures called for redemption will not be convertible after the close of business on the Business Day preceding the date fixed for redemption, unless the Company defaults in payment of the redemption price.

     The initial conversion price of $32.25 per share of Common Stock is subject to adjustment (under formulae set forth in the Indenture) in the following events:

          (I) In case the Company shall (A) pay a dividend in shares of its capital stock, (B) subdivide the outstanding shares of Common Stock into a greater number of shares, (C) combine the outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of the shares of Common Stock any shares of its capital stock, the conversion rate in effect immediately prior thereto shall be adjusted so that the holder of a Debenture surrendered for conversion after the record date fixing stockholders to be affected by such event shall be entitled to receive upon the number of such shares of Common Stock which he would have been entitled to receive after the happening of such event had such Debenture been converted immediately prior to such record date. Such adjustment shall be made whenever any of such events shall happen, but shall also be effective retroactively as to Debentures converted between such record date and the date of the happening of any such event.

          (II) In case the Company shall issue rights or warrants to all holders of the Common Stock entitling them to subscribe for or purchase shares of the Common Stock at a price per share less than the then Current Market Price Per Share (as defined below) of Common Stock at the record date mentioned below, the number of shares of the Common Stock into which each Debenture shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such Debenture was theretofore convertible by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and the denominator of which shall be the number of the shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such Current Market Price Per Share. Such adjustment shall be made whenever such rights or warrants are issued, but shall also be effected retroactively as to Debentures converted between the record date for the determination of stockholders entitled to receive such rights or warrants and the date such rights or warrants are issued.

          (III) In case the Company shall distribute to all holders of the Common Stock evidences of its indebtedness or assets (excluding any cash dividend or distribution made out of current or retained earnings) or rights to subscribe other than as set forth in paragraph (II) above, then in each such case the number of shares of Common Stock into which each Debenture shall thereafter be converted shall be determined by multiplying the number of shares of Common Stock into which such Debenture was theretofore convertible by a fraction, the numerator of which shall be the Current Market Price Per Share of the Common Stock on the record date fixed by the Company Board for such distribution, and the denominator of which shall be such Current Market Price Per Share of the Common Stock less the then fair market value (as determined by the Company Board, whose determination shall be conclusive) of the portion of the assets, evidences of indebtedness or subscription rights so distributed applicable to one share of the Common Stock. Such adjustment shall be made whenever any such distribution is made, but shall also be effective retroactively as to Debentures converted between the record date for the determination of stockholders entitled to receive such distribution and the date such distribution is made.

          (IV) In case the Company shall enter into any consolidation, merger or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in each such case each Debenture remaining outstanding at the time of consummation of such transaction shall thereafter be convertible into the kind and amount of such stock or securities, cash and/or other property receivable upon consummation of such transaction by a holder of the number of shares of Common Stock into which such Debentures might have been converted immediately prior to consummation of such transaction, assuming in each case that such holder of Common Stock failed to exercise rights of election, if any, as to the kind or amount of securities, cash or other property receivable upon consummation of such transaction (provided that if the kind or amount of securities, cash or other property receivable upon consummation of such transaction is not the same for each non-electing share, then the kind and amount of securities, cash or other property receivable upon consummation of such transaction for each non-electing share shall be deemed to be the kind and amount as receivable per share by a plurality of the non-electing shares).

     No adjustment in the conversion price shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this paragraph are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

     No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon the conversion of any Debenture. If the conversion thereof results in a fraction, an amount equal to such fraction multiplied by the Current Market Price Per Share of Common Stock as of the exchange date shall be paid to such holder in cash by the Company.

     The "Current Market Price Per Share" of Common Stock at any date shall be deemed to be the average of the daily closing prices for the 15 consecutive trading days commencing 20 trading days before the day in question. The closing price for each day shall be reported on the NYSE Composite Transactions Tape or as reported by any successor central market system.

OPTIONAL REDEMPTION

     The Debentures will be redeemable at the option of the Company, in whole or in part, at any time on or after November 1, 1999 and prior to maturity, upon not less than 30 nor more than 60 days' notice, at the percentages of the principal amount thereof set forth below if redeemed during the 12 month period beginning November 1 of the year indicated below (each a "Redemption Price"); plus in each case an amount equal to accrued and unpaid interest to the date fixed for redemption.

        YEAR                                                          REDEMPTION PRICE
        ----                                                          ----------------
        1999......................................................          102.8%
        2000......................................................          102.1%
        2001......................................................          101.4%
        2002......................................................          100.7%
        2003 and thereafter.......................................          100.0%

     If fewer than all the Debentures are redeemed, the Trustee under the Indenture shall select an appropriate and fair manner pursuant to which the Debentures shall be redeemed.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     The Company can discharge or defease its obligations under the Indenture as set forth below.

     Upon satisfaction of certain terms of the Indenture, the Company may discharge certain obligations (not including obligations in connection with a conversion of Debentures) to holders of the Debentures which have not already been delivered to the Trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee cash or U.S. Government Obligations (as defined in the Indenture) as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on the Debentures.

     The Company may also, upon satisfaction of the conditions listed below, discharge certain obligations (not including obligations in connection with a conversion of Debentures) to holders of Debentures at any time ("defeasance"). Upon satisfaction of certain terms of the Indenture, the Company may instead be released with respect to the Debentures from the obligations imposed by Section
9.1 of the Indenture (which contains the covenant described below limiting consolidations, mergers and conveyances of assets), and omit to comply with such Section without creating an Event of Default ("covenant defeasance"). Defeasance or covenant defeasance may be effected only if, among other things: (i) the Company irrevocably deposits with the Trustee cash or U.S. Government Obligations, as trust funds in an amount certified to be sufficient to pay at maturity (or upon redemption) the principal of and interest on all outstanding Debentures; (ii) the Company delivers to the Trustee an opinion of counsel to the effect that the holders of the Debentures will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if defeasance or covenant defeasance had not occurred (in the case of a defeasance, such opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the Indenture, since such a result would not occur under current tax law); and (iii) (a) no event or condition shall exist that, pursuant to certain provisions described under "Subordination" below, would prevent the Company from making payments of principal of or interest on the Debentures at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after such deposit date and (b) the Company delivers to the Trustee an opinion of counsel to the effect (1) the trust funds will not be subject to any rights of holders of Senior Indebtedness and (2) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally, except that if a court were to rule under any such law in any case or proceeding that the trust funds remained property of the Company, then the Trustee and the holders of the Debentures would be entitled to certain rights as secured creditors in such trust funds.

EVENTS OF DEFAULT

     An Event of Default is defined under the Indenture with respect to Debentures as being: (a) default in payment of any principal of the Debentures, either at maturity, upon any redemption, by declaration or otherwise; (b) default for 20 consecutive quarterly interest periods in payment of any interest on the Debentures, effective as of the last day of such period; (c) default for 90 days after written notice in the observance or performance of any covenant or warranty in the Debentures or the Indenture other than (i) a covenant or default in the performance of which, or breach of which, is dealt with otherwise below, or (ii) if the default described in this clause (c) is the result of changes in generally accepted accounting principles; or (d) certain events of bankruptcy, insolvency or reorganization of the Company.

     The Indenture provides that, (a) if an Event of Default described in clauses (a), (b) or (c) above (if the Event of Default under clause (c) is with respect to less than all series of debt securities then outstanding under the Indenture) occurs, the Trustee or the holders of not less than 25 percent in principal amount of the outstanding Debentures may then declare the entire principal of all outstanding Debentures and interest accrued thereon to be due and payable immediately and (b) if an Event of Default due to a default described in clause (c) above which is applicable to all series of debt securities then outstanding under the Indenture or due to certain events of bankruptcy, insolvency and reorganization of the Company, shall have occurred and be continuing, the Trustee or the holders of not less than 25 percent in principal amount of all securities then outstanding under the Indenture (treated as one class) may declare the entire principal of all outstanding Debentures and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of, premium, if any, or interest on such debt securities) by the holders of a majority in aggregate principal amount of the outstanding Debentures or by the holders of a majority in aggregate principal amount of all securities then outstanding (treated as one class), as applicable.

     The Indenture contains a provision entitling the Trustee, subject to the duty of the Trustee during a default to act with the required standard of care, to be indemnified by the holders of Debentures issued under the Indenture before proceeding to exercise any right or power under the Indenture at the request of such holders. Subject to such provisions in the Indenture for the indemnification of the Trustee and certain other limitations, the holders of a majority in aggregate principal amount of the outstanding Debentures issued under the Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

     The Indenture provides that no holder of Debentures issued under the Indenture may institute any action against the Company under the Indenture (except actions for payment of overdue principal or interest) unless such holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the holders of not less than 25 percent in principal amount of the outstanding Debentures issued under the Indenture shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity and the Trustee shall not have instituted such action within 60 days of such request and the Trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the outstanding Debentures issued under the Indenture.

     The Indenture contains a covenant that the Company will file annually with the Trustee a certificate of no default or a certificate specifying any default that exists.

MODIFICATION AND WAIVER

     The Indenture provides that the Company and the Trustee may enter into supplemental indentures (which conform to the provisions of the Trust Indenture
Act) without the consent of the holders to: (a) secure any debt securities issued thereunder (including the Debentures);

(b) evidence the assumption by a successor of the obligations of the Company,
(c) add further covenants for the protection of the holders; (d) cure any ambiguity or correct any inconsistency in the Indenture, so long as such action will not adversely affect the interests of the holders; (e) establish the form or terms of debt securities of any series; or (f) evidence the acceptance of appointment by a successor trustee.

     The Indenture also contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than the majority in principal amount of debt securities of each series issued under the Indenture then outstanding and affected (voting as one class) to add any provisions to, or change in any manner or eliminate any of the provisions of, the Indenture or modify in any manner the rights of the holders of the debt securities of each series so affected; provided that such changes conform to provisions of the Trust Indenture Act and provided that the Company and the Trustee may not, without the consent of each holder of outstanding debt securities affected thereby, (a) extend the final maturity or the principal of any debt securities, or reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption thereof or change the currency in which the principal thereof (including any amount in respect of original issue discount) or interest thereon is payable, or reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy or alter certain provisions of the Indenture relating to debt securities not denominated in U.S. dollars or for which conversion to another currency is required to satisfy the judgment of any court, or impair the right to institute suit for the enforcement of any payment on any debt securities when due or [adversely affect the right to convert the Debentures or]
(b) reduce the aforesaid percentage in principal amount of debt securities of any series issued under the Indenture the consent of the holders of which is required for any such modification.

     The Indenture may not be amended to alter the subordination of any outstanding subordinated debt securities issued thereunder (including the Debentures) without the consent of each holder of Senior Indebtedness then outstanding that would be adversely affected thereby.

CONSOLIDATION, MERGER AND CONVEYANCE OF ASSETS

     The Indenture provides that the Company will not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless the corporation formed by such consolidation or into which the Company is merged or the person which acquires such assets shall expressly assume the Company's obligations under the Indenture and the debt securities issued thereunder (including the Debentures) and immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing.

SUBORDINATION

     The Debentures will be expressly subordinate and junior in right of payment, to the extent and in the manner set forth in the Indenture, to all "Senior Indebtedness" of the Company. The Indenture defines "Senior Indebtedness" as obligations (other than nonrecourse obligations, the debt securities issued under the Indenture (including the Debentures) or any other obligations specifically designated as being subordinate in right of payment to Senior Indebtedness) of, or guaranteed or assumed by, the Company for borrowed money or evidenced by bonds, debentures, notes or other similar instruments, and amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation.

     In the event (a) of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in respect of the Company or a substantial part of its property or (b) that (i) a default shall have occurred with respect to the payment of principal, premium, if any, or interest on or other monetary amounts due and payable on any Senior Indebtedness or (ii) there shall have occurred an Event of Default (other than a default in the payment of principal, premium if any, or interest, or other monetary amounts due and payable) with respect to any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof (with notice or lapse of time, or both), and such Event of Default shall have continued beyond the period of grace, if any, in respect thereof, and such default or Event of Default shall not have been cured or waived or shall not have ceased to exist, or (c) that the principal of and accrued interest on the subordinated debt securities (including the Debentures) shall have been declared due and payable upon an Event of Default pursuant to Section 5.1 of the Indenture and such declaration shall not have been rescinded and annulled as provided therein, then the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount unpaid thereon, or provision shall be made for such payment in money or money's worth, before the holders of any of the subordinated debt securities (including the Debentures) are entitled to receive a payment on account of the principal, premium, if any, or interest on the indebtedness evidenced by such subordinated debt securities.

     On June 30, 1995, approximately $1.6 billion of the Company's Senior Indebtedness was outstanding. The Indenture does not restrict the amount of indebtedness, including Senior Indebtedness, that the Company may incur. Because the Company is a holding company that conducts business through its subsidiaries, the Debentures are effectively subordinated to all existing and future liabilities of the Company's subsidiaries. Any right of the Company to participate in any distribution of the assets of any of the Company's subsidiaries upon the liquidation, reorganization or insolvency of such subsidiary (and the consequent right of the holders of the Debentures to participate in those assets) will be subject to the claims of the creditors (including trade creditors), except to the extent that claims of the Company itself as a creditor of such subsidiary may be recognized, in which case the claims of the Company would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company. Moreover, because the Company is a holding company, the Company's cash flow and consequent ability to meet its debt obligations are primarily dependent upon the earnings of its subsidiaries, and on dividends and other payments therefrom. The Company's subsidiaries are not obligated or required to pay any amounts due pursuant to the Debentures or to make funds available therefor in the form of dividends or advances to the Company. Debt instruments of certain subsidiaries of the Company limit the amount of dividend payments to the Company which may adversely impact the funds available to pay interest on the Debentures. On June 30, 1995, approximately $1.5 billion of indebtedness (excluding trade indebtedness) of the Company's subsidiaries not included in the amount of Senior Indebtedness set forth above was outstanding.

     In addition, the Debentures will be equal in rank to all indebtedness issued under a certain Subordinated Debenture, dated as of July 25, 1995, between the Company and Chemical Bank, as trustee. The Company currently has outstanding an exchange offer for its $2.21 Series Cumulative Preferred Stock pursuant to which up the $91 million of indebtedness could be incurred under such Subordinated Indenture.

FORM OF DEBENTURES

     The Debentures will be issued in fully registered form, without coupons. Investors may elect to hold Debentures directly or, subject to the rules and procedures of DTC described below, hold interests in a global certificate (the "Global Certificate") registered in the name of DTC or its nominee.

     Certain of the following information concerning the procedures and record keeping with respect to ownership interests in the Debentures, payment of interest and other payments on the Debentures to DTC Participants or Beneficial Owners (as hereafter defined), confirmation and transfer of ownership interests in the Debentures and other related transactions by and between DTC, the DTC Participants and Beneficial Owners is based solely on information contained in a published report of DTC.

     DTC, an automated clearinghouse for securities transactions, will act as securities depository for the Debentures. DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the 1934 Act, as amended. DTC was created to hold securities of DTC Participants and facilitate the clearance and settlement of securities transactions among DTC Participants in such securities through electronic book-entry changes in accounts of DTC Participants, thereby eliminating the need for physical movement of security certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations, some of which (and/or their representatives) own DTC. Access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly.

     Upon the issuance of a Global Certificate, DTC will credit on its book-entry registration and transfer system, the principal amount of the Debentures represented by such Global Certificate to the accounts of institutions that have accounts with DTC. The accounts to be credited shall be designated by the holders that sold such Debentures to such DTC Participants. Ownership of beneficial interests in a Global Certificate will be limited to DTC Participants or persons that may hold interests through DTC Participants. Ownership of beneficial interests in a Global Certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC for such Global Certificate and on the records of DTC Participants (with respect to the interest of persons holding through DTC Participants). So long as DTC, or its nominee, is the owner of a Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Debentures represented by such Global Certificate for all purposes under the Indenture.

     Each person owning a beneficial interest in a Global Certificate must rely on the procedures of DTC and, if such person is not a DTC Participant, on the procedures of the DTC Participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, if it requests any action of holders or if an owner of a beneficial interest in a Global Certificate desires to give or take any action which a holder is entitled to give or take under the Indenture, DTC would authorize DTC Participants holding the relevant beneficial interests to give or take such action, and such DTC Participants would authorize beneficial owners owning through such DTC Participants to give or take such action or would otherwise act upon the instructions of beneficial owners holding through them.

     Principal and interest payments on the Debentures represented by a Global Certificate registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of such Global Certificate. The Company understands that it is DTC's practice to credit any DTC Participant's accounts with payments in amounts proportionate to their respective beneficial interests in the Debentures represented by the Global Certificate as shown on the records of DTC on the date payment is scheduled to be made, unless DTC has reason to believe that it will not receive payment on such date. The Company expects that payments by DTC Participants to owners of beneficial interests in such Global Certificate held through such DTC Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such DTC Participants. Accordingly, although owners who hold Debentures through DTC Participants will not possess Debentures in certificated form, the DTC Participants will provide a mechanism by which holders of Debentures will receive payments and will be able to transfer their interests.

     None of the Company, the Trustee or any other agent of the Company will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interest in such Global Certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     If DTC or a successor depository is at any time unwilling or unable to continue as depository of the Global Certificates and a successor depository is not appointed by the Company within ninety days, the Company will issue certificated Debentures in exchange for the Global Certificates. In addition, the Company may at any time determine not to have Debentures represented by a Global Certificate and, in such event, will issue certificated Debentures equal in principal amount to such beneficial interest registered in its name and will be entitled to physical delivery of such certificated Debentures.

SAME-DAY SETTLEMENT AND PAYMENT

     Settlement for the Debentures will be made by a purchaser in immediately available funds. While the Debentures are in the book-entry system described above, all payments of principal and interest will be made by the Trustee on behalf of the Company to DTC in immediately available funds.

     Debentures represented by Global Certificates registered in the name of DTC or its nominee will trade in DTC's Same-Day Fund Settlement System until maturity. During such period, secondary market trading activity in the Debentures will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on the trading activity in the Debentures.

GOVERNING LAW

     The Indenture and the Debentures are governed by and construed in accordance with the laws of the State of New York.

CONCERNING THE TRUSTEE

     The Trustee is one of a number of banks with which the Company and its subsidiaries maintain ordinary banking relationships and with which the Company and its subsidiaries maintain credit facilities. A subsidiary of the Trustee's parent corporation is acting as Exchange Agent in connection with the Exchange Offer. See "The Exchange Offer -- Exchange Agent."

                       DESCRIPTION OF THE PREFERRED STOCK

GENERAL

     The following description relating to the Preferred Stock set forth herein does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Certificate of Designation, Preferences and Rights of the Preferred Stock (the "Certificate") which is incorporated by reference herein. Copies of the Certificate are available from the Company upon request. See "Available Information."

     The holders of the Preferred Stock have no preemptive rights with respect to any Common Stock or any other securities of the Company convertible into or carrying rights or options to purchase any such stock. All of the Preferred Stock is fully paid and nonassessable.

RANKING

     The Preferred Stock ranks senior to the Common Stock with respect to dividends and the distribution of assets upon liquidation, dissolution or winding up. The Preferred Stock ranks equally with the Company's $2.21 Series Cumulative Preferred Stock (of which 3,630,100 shares are currently outstanding) as to dividends and the distribution of assets upon liquidation, dissolution or winding up. The Company has pending an offer to exchange all of such shares of its $2.21 Series

Cumulative Preferred Stock for debt securities of the Company which would be senior to the Preferred Stock and which would rank equally with the Debentures.

DIVIDENDS

     Holders of shares of Preferred Stock are entitled to receive, when and if declared by the Company Board, out of the assets of the Company legally available for payment, an annual cash dividend of $3.50 per share, payable in quarterly installments on February 1, May 1, August 1 and November 1.

     Unless full cumulative dividends on the Preferred Stock and any stock ranking on parity with the Preferred Stock as to dividends or upon liquidation ("Parity Stock") have been paid or funds have been set apart for payment thereon through the current dividend period with respect to the Preferred Stock and any Parity Stock, the Company may not (i) declare or pay any dividend or distribution on any junior stock of the Company or (ii) redeem or set apart funds for the purchase or redemption of any junior stock.

     Debt instruments of certain subsidiaries of the Company limit the amount of dividend payments to the Company which may adversely impact the funds available to the Company to pay dividends on the Preferred Stock.

REDEMPTION

     Shares of the Preferred Stock are not redeemable prior to November 1, 1999. On and after such date shares of the Preferred Stock will be redeemable, at the option of the Company, in whole or in part, at any time or from time to time, in not less than 30 nor more than 60 days' notice, at the redemption prices set forth below per share if redeemed during the 12 month period beginning November 1 of the year indicated below; plus in each case an amount equal to accrued and unpaid dividends on the Preferred Stock, to the redemption date.

                                                                           REDEMPTION
                                                                             PRICE
        YEAR                                                               PER SHARE
        ----                                                               ----------
        1999.............................................................    $51.40
        2000.............................................................    $51.05
        2001.............................................................    $50.70
        2002.............................................................    $50.35
        2003 and thereafter..............................................    $50.00

LIQUIDATION PREFERENCE

     Holders of shares of the Preferred Stock are entitled to a liquidation preference of $50.00 per share plus an amount equal to all dividends accumulated and unpaid on the Preferred Stock as of the date of final distribution. Shares of the Preferred Stock rank equally as to dividends and the distribution of assets upon liquidation, dissolution or winding up with the Company $2.21 Series Cumulative Preferred Stock. There are no provisions in either the Company's Restated Certificate of Incorporation, as amended, or the Certificate which purport to restrict the Company's surplus by reason of the excess of the liquidation preference of the Preferred Stock over its par value. Although there are no authorities specifically addressing the issue, the Company believes that under applicable law (i) there should be no restriction upon its surplus available for the payment of dividends on any of its outstanding capital stock solely by reason of the fact that the liquidation preference of the Preferred Stock exceeds the par value of such stock and (ii) no remedy should be available to the holders of the Preferred Stock before or after payment of any dividend solely because such dividend would reduce the Company's surplus to an amount less than the amount of such excess, assuming the payment of such dividend is in accordance with the Delaware General

Corporation Law, the Company's Restated Certificate of Incorporation, as amended, and the Certificate.

VOTING RIGHTS

     The holders of shares of Preferred Stock have no voting rights, other than any voting rights to which they may be entitled under the laws of the State of Delaware, unless dividends payable on the Preferred Stock or any other preferred stock of the Company shall have been in arrears and unpaid in an aggregate amount equal to or exceeding the amount of dividends payable thereon for six quarterly periods. In such case, the number of directors of the Company will be increased by two and the holders of all series of preferred stock of the Company will have the right to elect two additional directors to the Company Board at a special meeting of the holders of such stock or at any annual meeting of the Company shareholders and at each subsequent annual meeting until all such dividends have been paid in full.

CONVERTIBILITY

     Each share of Preferred Stock is convertible at the option of the holder thereof into 1.5625 shares of Common Stock, subject to certain anti-dilution adjustments which are substantially the same as those provided for in the Indenture for the Debentures. See "Description of Debentures -- Conversion."

CHANGE OF CONTROL

     In the event of any Change in Control (as defined in the Certificate) of the Company, each holder of Preferred Stock shall have the right, at the holder's option, to require the Company to redeem any or all of such holder's shares of Preferred Stock unless such Change in Control shall have been duly approved by the Continuing Directors (as defined in the Certificate).

                        DESCRIPTION OF THE COMMON STOCK

     The following description of the material terms of the Common Stock does not purport to be complete and is qualified in its entirety by reference to the Company's Restated Certificate of Incorporation and By-laws. For information as to how to obtain the Company's Restated Certificate of Incorporation and By-laws, see "Available Information."

     As of July 31, 1995, there were 240,000,000 shares of Common Stock authorized and 102,033,593 outstanding (excluding 2,839,714 shares of Common Stock then held by the Company and its subsidiaries.)

     Holders of the Common Stock are entitled to dividends as declared by the Company Board. Debt instruments of certain subsidiaries of the Company limit the amount of dividend payments to the Company which may adversely impact (i) the funds available to the Company to pay dividends on the Preferred Stock and the Common Stock and (ii) the funds available to pay interest on the Debentures.

     Subject to the rights of the holders of any outstanding shares of preferred stock of the Company (including the Preferred Stock) holders of the Common Stock are entitled to cast one vote for each share held of record on all matters. Voting securities do not have cumulative voting rights. This means that the holders of more than 50 percent of the voting power of all securities outstanding voting for the election of directors can elect 100 percent of the directors if they choose to do so; and in such event, the holders of the remaining voting power will not be able to elect any person or persons to the Company Board.

     Shareholders have no preemptive or subscription rights upon the issuance of additional shares of the Company's stock of any class or series. Upon liquidation or dissolution of the Company, whether voluntary or involuntary, the holders of the Common Stock are entitled to share ratably in the assets of the Company available for distribution after provision for creditors and holders of preferred stock. All of the issued and outstanding shares of the Common Stock are duly authorized, validly issued, fully paid and will not be subject to further calls or assessments.

     Each share of Common Stock has 0.50 Rights attached unless and until the Rights are redeemed.

                           DESCRIPTION OF THE RIGHTS

     The following description of the material terms of the Rights does not purport to be complete and is qualified in its entirety by reference to the Amended and Restated Rights Agreement, dated as of July 12, 1988, between the Company and First Chicago Trust Company of New York. See "Available Information."

     Rights are evidenced by certificates for Common Stock and will automatically trade with such Common Stock unless and until they become exercisable or are redeemed. If and when the Rights become exercisable, Rights certificates will be distributed and the Rights will become separately tradeable.

     Each Right entitles the holder thereof to purchase from the Company one two-hundredth of a share of the Company's Series A Preferred Stock for a price of $75 subject to adjustments. The Rights become exercisable after the tenth day following the date (the "Stock Acquisition Date") on which a public announcement is made that any person (an "Acquiring Person") has acquired beneficial ownership of 20 percent or more of the outstanding shares of the Common Stock or 10 business days following the commencement of (or a public announcement of an intention to make) a tender or exchange offer if, upon consummation thereof, the person or group proposing such offer would be beneficial owner of 30 percent or more of the outstanding shares of the Common Stock. The Rights expire on the earlier of (i) February 6, 1996 or (ii) the date on which the Rights are redeemed. The Company is entitled to redeem in whole, but not in part, the Rights at any time until 30 days following the Stock Acquisition Date, at a redemption price of $.05 per Right.

     In the event that, any time following the Stock Acquisition Date, the Company is acquired in a merger or other business combination transaction or 50% or more of its assets or earning power is sold, provision shall be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at then current Purchase Price (as defined in the rights agreement for the Rights) of the Right, common stock of the acquiring entity which has a value of two times the Purchase Price of the Right. Following the occurrence of any of the events described above in this paragraph, any Rights that are or were beneficially owned by an Acquiring Person or affiliates or associates of any Acquiring Person will immediately become null and void.

     Holders of the Rights have no right to vote or to receive dividends.

                         CERTAIN UNITED STATES FEDERAL
                            INCOME TAX CONSEQUENCES

     The following is a general discussion of certain federal income tax consequences of the exchange of the Preferred Stock for the Debentures and the ownership of the Debentures and the Common Stock into which the Debentures are convertible by the initial exchanging stockholders. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, judicial authority, published positions of the Internal Revenue Service (the "Service") and other applicable authorities, all as in effect on the date hereof and all of which are subject to change (possibly on a retroactive basis) or different interpretations. The discussion does not address all of the tax consequences that may be relevant to a particular Debentureholder or to Debentureholders subject to special treatment under federal income tax laws (e.g., holders who are not United States persons for federal income tax purposes, banks and certain other financial institutions, insurance companies, tax-exempt organizations, persons who have entered or will enter into hedging, straddle or similar transactions with respect to the Preferred Stock, the Debentures or the Common Stock and dealers in securities). This discussion is limited to persons who hold the Preferred Stock and will hold the Debentures and the Common Stock as capital assets. In addition, this discussion assumes that a substantial amount of the Debentures will be "traded on an established market" as defined for federal income tax purposes (which includes an inter-dealer quotation system). No ruling has been or will be sought from the Service regarding any matter discussed herein. Thus, no assurance can be given that the Service will not take a contrary position to any of the tax aspects set forth below. Holders of Preferred Stock should consult their own tax advisors as to the federal income tax consequences of the Exchange Offer and the ownership and disposition of the Debentures and the Common Stock as well as the effects of state, local and foreign tax laws.

EXCHANGE OF PREFERRED STOCK FOR DEBENTURES

     The exchange of Preferred Stock for Debentures pursuant to the Exchange Offer will be a taxable transaction. For federal income tax purposes, the transfer of Debentures in exchange for Preferred Stock will be treated as if the Company made a distribution of the Debentures in redemption of the Preferred Stock. Under Section 302(b) of the Code, such a redemption will be treated as a sale or exchange transaction in which capital gain or loss is recognized for federal income tax purposes if the receipt of the Debentures (1) results in a "complete termination" of the stockholder's stock interest in the Company, (2) is "substantially disproportionate" with respect to the stockholder or (3) is "not essentially equivalent to a dividend" with respect to the stockholder. For this purpose, the determination as to whether any of these tests is satisfied will be made on a stockholder-by-stockholder basis. If none of these Section 302(b) tests is satisfied, the redemption will be treated as a distribution taxable as a dividend as described below.

     For purposes of these Section 302(b) tests, ownership of stock is determined according to the constructive ownership rules of Section 318 of the Code, which treat ownership of a security that is convertible into stock as ownership of such stock. Thus, because the Debentures will be convertible into Common Stock, the redemption, by itself, will not satisfy either the "complete termination" or the "substantially disproportionate" tests described above. Whether a redemption is "not essentially equivalent to a dividend" will depend on each stockholder's particular circumstances, but, in any case, the redemption must result in a "meaningful reduction" in the stockholder's interest in the Company. Because the conversion price of a Debenture is higher than that of the equivalent exchange amount of Preferred Stock, an exchange of Preferred Stock for Debentures would, in itself, result in some reduction in an exchanging stockholder's constructive stock interest in the Company.

     It is uncertain whether such a reduction, by itself, or coupled with the conversion of a holder's Preferred Stock into a creditor interest, would constitute such a meaningful reduction even if the exchanging stockholder's only actual or constructive stock interest in the Company after the exchange is represented by the Debentures. Accordingly, each prospective investor should consult its own tax advisor regarding this issue, including possibly disposing of a portion of its interest in the Company contemporaneously and as part of an integrated plan with the exchange of Preferred Stock for Debentures. If such a test is met, the redemption will result in capital gain or loss equal to the difference between (i) the sum of the fair market value of the Debentures on the Issuance Date and the Payment in Lieu of Accumulated Dividends and (ii) the stockholder's tax basis in the Preferred Stock redeemed. Since no holder of Preferred Stock has held such stock for more than one year, such gain or loss will be short-term capital gain or loss.

     If the exchange of Preferred Stock for Debentures fails all of the Section 302(b) tests described above, the exchanging stockholder will be treated as receiving a distribution in an amount equal to the fair market value of the Debentures. Since the Company has substantial earnings and profits for federal income tax purposes, this distribution would be taxable as a dividend. Subject to the extraordinary dividend provisions described below, the stockholder's tax basis in such Preferred Stock would be transferred to the holder's remaining stockholdings in the Company. Stockholders who do not retain any actual stock ownership in the Company should consult their own tax advisors regarding whether tax basis in the exchanged Preferred Stock would be preserved indirectly (for example, by being added to the exchanging holder's tax basis in the Debentures) or lost entirely.

     The amount treated as a dividend under the rules described above may qualify for the dividends received deduction for corporate stockholders. The amount treated as a dividend will be subject to the "extraordinary dividend" provisions of Section 1059 of the Code. Pursuant to these provisions, an exchanging corporate holder of Preferred Stock will be required to reduce its tax basis in its remaining shares of stock in the Company (and possibly recognize gain) to the extent that such holder claims the dividends received deduction with respect to the exchange. In addition, under proposed legislation (which, if enacted, may have an effective date prior to the Issuance Date), corporate holders that exchange Preferred Stock for Debentures would generally be treated as recognizing gain, if any, on the exchange, rather than as receiving a dividend (even if the exchange would otherwise be treated as a dividend under the rules described above), and might not be permitted to recognize a loss on the exchange. Corporate holders of Preferred Stock should consult their tax advisors concerning the "extraordinary dividend" provisions of the Code and the proposed legislation.

     A holder's aggregate initial tax basis in the Debentures generally will be equal to the fair market value of the Debentures on the Issuance Date, and the holder's holding period will begin on the day after such date.

ORIGINAL ISSUE DISCOUNT

     Under the terms of the Debentures, the Company has the option to defer payments of interest for up to 20 consecutive quarterly interest payment periods and to pay as a lump sum at the end of such period all of the interest that has accrued during such period. By reason of this option to extend the interest payment periods, the Debentures will be issued with "original issue discount" ("OID") for federal income tax purposes. A debt instrument bears OID if its "stated redemption price at maturity" exceeds its "issue price" by more than a de minimis amount. The issue price of the Debentures will be their fair market value on the Issuance Date. The stated redemption price at maturity of a debt instrument generally includes all amounts payable other than "qualified stated interest", which is defined as payments that are unconditionally payable at least annually during the entire term of the debt obligation at a single fixed rate of interest. None of the payments of stated interest on the Debentures will constitute qualified stated interest due to the Company's option to defer payments of interest which respect to the Debentures. Thus, the Debentures will have OID in an amount equal to the excess of all payments required to be made with respect to the Debentures over their issue price.

     A holder will be required to include OID in income on a current basis, in accordance with a constant yield method based on a compounding of interest, even if the holder is on the cash method of accounting. Consequently, in the event that an interest payment period is extended, a holder will be required to include OID in income notwithstanding that the Company will not make any interest payments on the Debentures during such period. A holder will not recognize any income on the receipt of stated interest with respect to the Debentures. A holder's tax basis in the Debentures will be increased by the amount of OID includible in income and reduced by all payments received with respect to the Debentures.

     As stated above, the issue price of the Debentures will be their fair market value on the Issuance Date. Because the issue price of the Debentures may not equal their principal amount, the yield on the Debentures as computed for purposes of applying the OID rules may differ from the stated interest rate on the Debentures. On the basis of current market prices and the advice of the Dealer Managers, the Company expects that the issue price of the Debentures will exceed their principal amount. If this expectation proves to be correct, the amount of OID includible in income by a holder for any quarter will be less than the interest payment on the Debentures for that quarter. If, on the other hand, the issue price of the Debentures is less than their principal amount, the amount of OID includible in income by a holder for any quarter will exceed the interest payment on the Debentures for that quarter.

     Under applicable Treasury regulations, for purposes of computing a debt instrument's yield to maturity, the issuer is deemed to elect to exercise any unconditional option available to it under the instrument if doing so would minimize the yield on the instrument. The Company's calculations of OID on the Debentures will reflect the Company's assumption, as of the Issuance Date and solely for purposes of calculating OID on the Debentures, that the Company will not exercise its right to redeem the Debentures beginning in 1999.

SALE, EXCHANGE OR OTHER DISPOSITION OF THE DEBENTURES

     Upon the sale, exchange or other disposition of the Debentures in a taxable transaction (including retirement of the Debentures), a holder generally will recognize capital gain or loss equal to the difference between the amount realized upon the sale, exchange or other disposition and the holder's adjusted tax basis in the Debentures. The holder's adjusted tax basis in the Debentures will be the holder's initial tax basis, increased by OID previously included in income by the holder and reduced by any cash payments on the Debentures. Such gain or loss will be long-term capital gain or loss if, at the time of the sale, exchange or other disposition, the holder's holding period for the Debentures is more than one year.

CONVERSION OF DEBENTURES INTO COMMON STOCK

     In general, no gain or loss will be recognized on a conversion of the Debentures solely into Common Stock. The tax basis for the Common Stock received upon such conversion will be equal to the tax basis of the Debentures converted (reduced by the portion of such basis allocable to any fractional Common Stock interest paid in cash). The holding period for the Common Stock received generally will include the holding period of the Debentures converted, except that the holding period allocable to accrued OID during the holder's holding period for the Debentures converted may be treated as commencing on the day after the date of the conversion.

     Under the current advance ruling policy of the Service, cash received in lieu of a fractional share of Common Stock upon conversion of a Debenture should be treated as a payment in exchange for the fractional share interest in the Common Stock. Accordingly, the receipt of cash in lieu of a fractional share of the Common Stock should result in capital gain or loss measured by the difference between the amount of cash received for the fractional share and the holder's tax basis in the fractional share.

ADJUSTMENT OF CONVERSION PRICE

     Pursuant to Treasury regulations under section 305 of the Code, a holder of a Debenture will be treated as having received a constructive distribution from the Company upon an adjustment in the conversion price of the Debentures if (i) as a result of such adjustment, the proportionate interest of such holder in the assets or earnings and profits of the Company is increased and (ii) the adjustment is not made pursuant to a bona fide, reasonable anti-dilution formula. An adjustment in the conversion price will not be considered made pursuant to such a formula if the adjustment is made to compensate for certain taxable distributions with respect to the stock into which the Debentures are convertible. Thus, under certain circumstances, a decrease in the conversion price for the Debentures may be taxable to a holder as a dividend to the extent of the current and accumulated earnings and profits of the Company. In addition, the failure to adjust fully the conversion price of the Debentures to reflect distributions of stock dividends with respect to the Common Stock (or rights to acquire Common Stock) may result in a taxable dividend to the holders of the Common Stock and holders of rights to acquire Common Stock.

SALE OR DISPOSITION OF COMMON STOCK

     Upon the sale or other disposition of the Common Stock in a taxable transaction, a holder generally will recognize capital gain or loss equal to the difference between the amount realized upon the sale or disposition and the holder's tax basis in the Common Stock. Such gain or loss will be long-term capital gain or loss if, at the time of the sale or disposition, the holder's holding period for the Common Stock is more than one year.

BACKUP WITHHOLDING

     Proceeds from the exchange of Preferred Stock for Debentures, and payments made on, and proceeds from the sale of, the Debentures, may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification requirements. Any withheld amounts will generally be allowed as a credit against the holder's federal income tax, provided the required information is timely filed with the Service.

                                 LEGAL OPINIONS

     The validity of the Debentures will be passed upon for the Company by J. Furman Lewis, Esq., Senior Vice President and General Counsel of the Company, and for the Dealer Managers by Davis Polk & Wardwell. Skadden, Arps, Slate, Meagher & Flom, special tax counsel to the Company, has passed upon certain United States federal income tax considerations with respect to the Debentures.

                                    EXPERTS

     The consolidated financial statements and schedules included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, incorporated by reference in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing therein and incorporated herein by reference. The financial statements and schedules referred to above are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     Facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal, certificates representing shares of the Preferred Stock, Notices of Guaranteed Delivery and any other required documents must be sent to the Exchange Agent.

                             The Exchange Agent is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

          By Hand/Overnight Courier                                By Mail
             Tenders & Exchanges                             Tenders & Exchanges
                Suite 4680-WC                                   P.O. Box 2559
          14 Wall Street, 8th Floor                          Mail Suite 4660-WC
             New York, NY 10005                             Jersey City, NJ 07303

                             Facsimile Transmission
                        (For Eligible Institutions Only)
                                 (201) 222-4720
                                 (201) 222-4721

                             Confirm by Telephone:
                                 (201) 222-4707

               Shareholder Inquiries Regarding Lost Certificates:
                                 1-201-324-0137

     Any questions or requests for assistance or additional copies of this Prospectus, the Letter of Transmittal and the Notice of Guaranteed Delivery should be directed to the Dealer Managers at their respective telephone numbers and locations set forth below.

                The Dealer Managers for the Exchange Offer are:

            SALOMON BROTHERS INC                             MERRILL LYNCH & CO.
          Seven World Trade Center                            250 Vesey Street
          New York, New York 10048                        New York, New York 10281
         (800) 558-3745 (toll free)                     (212) 449-4040 (call collect)
          (212) 783-3738 (collect)
         Liability Management Group

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company, a Delaware corporation, is empowered by Section 145 of the General Corporation Law of the State of Delaware, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any threatened, pending or completed action, suit or proceeding in which such person is made party by reason of their being or having been a director, officer, employee or agent of the Company. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The By-laws of the Company provide for indemnification by the Company of its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. In addition, the Company has entered into indemnity agreements with its directors and certain officers providing for, among other things, the indemnification of and the advancing of expenses to such individuals to the fullest extent permitted by law, and to the extent that insurance is maintained, for the continued coverage of such individuals.

     Policies of insurance are maintained by the Company under which the directors and officers of Company are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  EXHIBIT
    NO.                                       DESCRIPTION
  -------                                     -----------
   1.1*     Form of Dealer Managers Agreement by and between the Company, Salomon Brothers
            Inc and Merrill Lynch & Co. Incorporated.

   4.1*     Form of Subordinated Debt Indenture.

   4.2**    Form of Subordinated Debt Indenture (previously filed as Exhibit 4.2 to the Form
            S-4 Registration Statement Registration No. 33-60397, dated June 29, 1995).

   4.3**    Form of Senior Debt Indenture (previously filed as Exhibit 4.1 to the Form S-3
            Registration Statement Registration No. 33-33294, dated February 2, 1990).

   4.4**    Form of Subordinated Debt Indenture (previously filed as Exhibit 4.2 to the Form
            S-3 Registration Statement Registration No. 33-33294, dated February 2, 1990).

   4.5**    Form of Floating Rate Senior Note (previously filed as Exhibit 4.3 to the Form
            S-3 Registration Statement Registration No. 33-33294, dated February 2, 1990).

   4.6**    Form of Fixed Rate Senior Note (previously filed as Exhibit 4.4 to the Form S-3
            Registration Statement Registration No. 33-33294, dated February 2, 1990).

   4.7**    Form of Floating Rate Subordinated Note (previously filed as Exhibit 4.5 to the
            Form S-3 Registration Statement Registration No. 33-33294, dated February 2,
            1990).

   4.8**    Form of Fixed Rate Subordinated Note (previously filed as Exhibit 4.6 to the
            Form S-3 Registration Statement Registration No. 33-33294, dated February 2,
            1990).

   4.9**    Form of Debt Warrant Agreement (previously filed as Exhibit 4.7 to the Form S-3
            Registration Statement Registration No. 33-33294, dated February 2, 1990).

  EXHIBIT
    NO.                                       DESCRIPTION
  -------                                     -----------
   4.10**   Form of Stock Warrant Agreement (previously filed as Exhibit 4.8 to the Form S-3
            Registration Statement Registration No. 33-49835, dated July 27, 1993).

   4.11**   Restated Certificate of Incorporation (previously filed as Exhibit 4(a) to Form
            8-B Registration Statement of the Company, dated August 20, 1987).

   4.12**   Certificate of Amendment of Restated Certificate of Incorporation (previously filed as Exhibit 3(d) to Form 10-K of the Company for the year ended December
            31, 1994).

   4.13**   Certificate of designation with respect to the $2.21 Series Cumulative Preferred
            Stock (previously filed as Exhibit 4.3 to the Registration Statement on Form
            S-3, dated August 19, 1992).

   4.14**   Certificate of Increase of Authorized Number of Shares of Series A Junior
            Participating Preferred Stock (previously filed as Exhibit 3(c) to Form 10-K of the Company for the year ended December 31, 1988).

   4.15**   Form of Certificate of Designation Preferences and Rights with respect to the
            $3.50 Series Cumulative Convertible Preferred Stock (previously filed as Exhibit
            4.1 to Amendment No. 2 to Form S-4 Registration Statement No. 33-57639, dated
            March 30, 1995).

   4.16**   Amended and Restated Rights Agreement, dated as of July 12, 1988, between the
            Company and First Chicago Trust Company of New York (previously filed as Exhibit
            4(c) to Form 8 of the Company, dated July 28, 1988).

   4.17**   By-laws of the Company (previously filed as Exhibit 3 to Form 10-Q of the
            Company for the quarter ended September 30, 1993).

   4.18**   U.S. $800,000,000 Credit Agreement, dated as of February 23, 1995, among the
            Company and certain of its subsidiaries and the banks named therein and
            Citibank, N.A. as agent (previously filed as Exhibit 4(b) to Form 10-K of the
            Company for the year ended December 31, 1994).

   4.19**   6% Convertible Subordinated Debenture Due 2005 and Warrant to Purchase Common
            Stock issued to Williams Holdings of Delaware, Inc. on April 15, 1995
            (previously filed as Exhibit 4.10 to Form S-8 Registration Statement No.
            33-58969, dated May 1, 1995).

   4.20**   Form of Senior Debt Indenture between the Company and Chemical Bank, Trustee, relating to the 10 1/4% Debentures, due 2020; the 9 3/8% Debentures, due 2021;
            the 8 1/4% Debentures, due 1998; and Medium-Term Notes (8.50%-9.31%), due 1996
            through 2001; the 7 1/2% Notes, due 1999, and the 8 7/8% Debentures, due 2012
            (previously filed as Exhibit 4.1 to Form S-3 Registration Statement No.
            33-33294, dated February 2, 1990).

   5.1      Opinion and Consent of J. Furman Lewis, Esq., Senior Vice President and General
            Counsel of the Company.

   8.1*     Tax Opinion and Consent of Skadden, Arps, Slate, Meagher & Flom.

  12.1**    Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock
            Dividend Requirements (previously filed as Exhibit 12 to Form 10-K of the
            Company for the year ended December 31, 1994 and as Exhibit 12 to Form 10-Q of the Company for the quarter ended June 30, 1995).

  23.1      Consent of Ernst & Young LLP.

  EXHIBIT
    NO.                                       DESCRIPTION
  -------                                     -----------
  23.2      Consent of J. Furman Lewis, Esq. (contained in Exhibit 5.1).

  23.3      Consent of Skadden, Arps, Slate, Meagher & Flom (contained in Exhibit 8.1).

  24.1      Directors' Power of Attorney.

  25.1      Statement of Eligibility of the Trustee.

  99.1*     Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other
            Nominees.

  99.2*     Form of Letter to holders of shares of Preferred Stock dated             , 1995.

  99.3*     Form of Letter of Transmittal.

  99.4*     Form of Notice of Guaranteed Delivery.

---------------
 * To be filed by amendment.

** Each such exhibit has heretofore been filed with the Securities and Exchange
   Commission as part of the filing indicated and is incorporated herein by reference.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrants' Annual Reports pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan annual report pursuant to Section 15(d) of the Securities Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on August 25, 1995.

                                          THE WILLIAMS COMPANIES, INC.
                                          (Registrant)

                                          By: /s/       J. FURMAN LEWIS
                                            ------------------------------------
                                                        J. Furman Lewis
                                                        Senior Vice President
                                                        and General Counsel


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                  SIGNATURE                                TITLE                    DATE
---------------------------------------------  -----------------------------  ----------------

Keith E. Bailey*                               Chairman of the Board, Chief   August 25, 1995
                                               Executive Officer, President,
                                               and Director (principal
                                               executive officer)

Jack D. McCarthy*                              Senior Vice President -        August 25, 1995
                                               Finance and Chief Financial
                                               Officer (principal financial
                                               officer)

Gary R. Belitz*                                Controller (principal          August 25, 1995
                                               accounting officer)

Harold W. Andersen*                            Director                       August 25, 1995

Ralph E. Bailey*                               Director                       August 25, 1995

Glenn A. Cox*                                  Director                       August 25, 1995

Thomas H. Cruikshank*                          Director                       August 25, 1995

                  SIGNATURE                                TITLE                    DATE
---------------------------------------------  -----------------------------  ----------------

Ervin S. Duggan*                               Director                       August 25, 1995

Patricia L. Higgins                            Director

Robert J. LaFortune*                           Director                       August 25, 1995

James C. Lewis*                                Director                       August 25, 1995

Jack A. MacAllister*                           Director                       August 25, 1995

James A. McClure*                              Director                       August 25, 1995

Peter C. Meinig*                               Director                       August 25, 1995

Kay A. Orr*                                    Director                       August 25, 1995

Gordon R. Parker*                              Director                       August 25, 1995

Joseph H. Williams*                            Director                       August 25, 1995

*By: /s/       J. FURMAN LEWIS
     ----------------------------------------
                 J. Furman Lewis
                 Attorney-in-fact

                                 EXHIBIT INDEX

EXHIBIT
  NO.                                     DESCRIPTION                                    PAGE
-------   ---------------------------------------------------------------------------    ----
 1.1*     Form of Dealer Managers Agreement by and between the Company, Salomon
          Brothers Inc and Merrill Lynch & Co. Incorporated..........................

 4.1*     Form of Subordinated Debt Indenture........................................

 4.2**    Form of Subordinated Debt Indenture (previously filed as Exhibit 4.2 to the
          Form S-4 Registration Statement Registration No. 33-60397, dated June 29,
          1995)......................................................................
 4.3**    Form of Senior Debt Indenture (previously filed as Exhibit 4.1 to the Form
          S-3 Registration Statement Registration No. 33-33294, dated February 2,
          1990)......................................................................

 4.4**    Form of Subordinated Debt Indenture (previously filed as Exhibit 4.2 to the
          Form S-3 Registration Statement Registration No. 33-33294, dated February
          2, 1990)...................................................................

 4.5**    Form of Floating Rate Senior Note (previously filed as Exhibit 4.3 to the
          Form S-3 Registration Statement Registration No. 33-33294, dated February
          2, 1990)...................................................................

 4.6**    Form of Fixed Rate Senior Note (previously filed as Exhibit 4.4 to the Form
          S-3 Registration Statement Registration No. 33-33294, dated February 2,
          1990)......................................................................

 4.7**    Form of Floating Rate Subordinated Note (previously filed as Exhibit 4.5 to the Form S-3 Registration Statement Registration No. 33-33294, dated
          February 2, 1990)..........................................................

 4.8**    Form of Fixed Rate Subordinated Note (previously filed as Exhibit 4.6 to the Form S-3 Registration Statement Registration No. 33-33294, dated
          February 2, 1990)..........................................................

 4.9**    Form of Debt Warrant Agreement (previously filed as Exhibit 4.7 to the Form
          S-3 Registration Statement Registration No. 33-33294, dated February 2,
          1990)......................................................................

 4.10**   Form of Stock Warrant Agreement (previously filed as Exhibit 4.8 to the
          Form S-3 Registration Statement Registration No. 33-49835, dated July 27,
          1993)......................................................................

 4.11**   Restated Certificate of Incorporation (previously filed as Exhibit 4(a) to
          Form 8-B Registration Statement of the Company, dated August 20, 1987).....

 4.12**   Certificate of Amendment of Restated Certificate of Incorporation
          (previously filed as Exhibit 3(d) to Form 10-K of the Company for the year ended December 31, 1994)...................................................

 4.13**   Certificate of designation with respect to the $2.21 Series Cumulative
          Preferred Stock (previously filed as Exhibit 4.3 to the Registration
          Statement on Form S-3, dated August 19, 1992)..............................

 4.14**   Certificate of Increase of Authorized Number of Shares of Series A Junior
          Participating Preferred Stock (previously filed as Exhibit 3(c) to Form
          10-K of the Company for the year ended December 31, 1988)..................

EXHIBIT
  NO.                                     DESCRIPTION                                    PAGE
-------   ---------------------------------------------------------------------------    ----
 4.15**   Form of Certificate of Designation Preferences and Rights with respect to the $3.50 Series Cumulative Convertible Preferred Stock (previously filed as Exhibit 4.1 to Amendment No. 2 to Form S-4 Registration Statement No.
          33-57639, dated March 30, 1995)............................................
 4.16**   Amended and Restated Rights Agreement, dated as of July 12, 1988, between the Company and First Chicago Trust Company of New York (previously filed as Exhibit 4(c) to Form 8 of the Company, dated July 28, 1988).............
 4.17**   By-laws of the Company (previously filed as Exhibit 3 to Form 10-Q of the
          Company for the quarter ended September 30, 1993)..........................
 4.18**   U.S. $800,000,000 Credit Agreement, dated as of February 23, 1995, among the Company and certain of its subsidiaries and the banks named therein and
          Citibank, N.A. as agent (previously filed as Exhibit 4(b) to Form 10-K of the Company for the year ended December 31, 1994)..........................
 4.19**   6% Convertible Subordinated Debenture Due 2005 and Warrant to Purchase
          Common Stock issued to Williams Holdings of Delaware, Inc. on April 15,
          1995 (previously filed as Exhibit 4.10 to Form S-8 Registration Statement
          No. 33-58969, dated May 1, 1995)...........................................
 4.20**   Form of Senior Debt Indenture between the Company and Chemical Bank,
          Trustee, relating to the 10 1/4% Debentures, due 2020; the 9 3/8%
          Debentures, due 2021; the 8 1/4% Debentures, due 1998; and Medium-Term
          Notes (8.50%-9.31%), due 1996 through 2001; the 7 1/2% Notes, due 1999, and the 8 7/8% Debentures, due 2012 (previously filed as Exhibit 4.1 to Form
          S-3 Registration Statement No. 33-33294, dated February 2, 1990)...........
 5.1      Opinion and Consent of J. Furman Lewis, Esq., Senior Vice President and
          General Counsel of the Company.............................................
 8.1*     Tax Opinion and Consent of Skadden, Arps, Slate, Meagher & Flom............
12.1**    Computation of Ratio of Earnings to Combined Fixed Charges and Preferred
          Stock Dividend Requirements (previously filed as Exhibit 12 to Form 10-K of the Company for the year ended December 31, 1994 and as Exhibit 12 to Form
          10-Q of the Company for the quarter ended June 30, 1995)...................
23.1      Consent of Ernst & Young LLP...............................................
23.2      Consent of J. Furman Lewis, Esq. (contained in Exhibit 5.1)................
23.3      Consent of Skadden, Arps, Slate, Meagher & Flom (contained in Exhibit
          8.1).......................................................................
24.1      Directors' Power of Attorney...............................................
25.1      Statement of Eligibility of the Trustee....................................
99.1*     Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and
          other Nominees.............................................................
99.2*     Form of Letter to holders of shares of Preferred Stock dated             ,
          1995.......................................................................
99.3*     Form of Letter of Transmittal..............................................
99.4*     Form of Notice of Guaranteed Delivery......................................

---------------

 * To be filed by amendment.

** Each such exhibit has heretofore been filed with the Securities and Exchange
   Commission as part of the filing indicated and is incorporated herein by reference.